Exhibit 10.2

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                         SENIOR SECURED SUPERPRIORITY
                     DEBTOR-IN-POSSESSION CREDIT AGREEMENT

                        Dated as of September 26, 2002


              and as Amended and Restated as of October 18, 2002

                                     among

                            US AIRWAYS GROUP, INC.,
                       a Debtor and Debtor-in-Possession
                   under Chapter 11 of the Bankruptcy Code,
                               as the Borrower,

                        CERTAIN OF THE SUBSIDIARIES OF
                     US AIRWAYS GROUP, INC. PARTY HERETO,
                                as Guarantors,

                  RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC, as Administrative Agent, Syndication Agent and Collateral Agent


                                      and

                  RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC
             and the other lenders from time to time party hereto,
                                  as Lenders


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                         SENIOR SECURED SUPERPRIORITY
                     DEBTOR-IN-POSSESSION CREDIT AGREEMENT

         This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT ("Agreement") is entered into as of September 26, 2002 and is amended and restated as of October 18, 2002, among US AIRWAYS GROUP, INC., a Delaware corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as hereinafter defined) (the "Borrower"), each of the Subsidiaries (as hereinafter defined) of the Borrower from time to time party hereto, RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC and the other lenders from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC, as Administrative Agent, Syndication Agent and Collateral Agent.

                            PRELIMINARY STATEMENTS

         1. On August 11, 2002 (the "Petition Date"), the Borrower and each of the Guarantors (as hereinafter defined) in existence on the Petition Date filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Virginia (such court, together with any other court having jurisdiction over the Cases from time to time, the "Bankruptcy Court") for relief, and commenced cases (the "Cases"), under Chapter 11 of 11 U.S.C. ss.ss. 101 et seq. (as heretofore and hereafter amended, the "Bankruptcy Code") and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

         2. The Borrower has requested that the Lenders enter into revolving credit, term and letter of credit facilities in an aggregate principal amount not to exceed $500,000,000, all of the Borrower's obligations under which are to be jointly and severally guaranteed by the Guarantors.

         3. To provide guarantees and security for the repayment of the Loans (as hereinafter defined), the reimbursement of any drawing under a Letter of Credit (as hereinafter defined) and the payment of the other Obligations (as hereinafter defined) of the Borrower and the Guarantors hereunder and under the other Loan Documents (as hereinafter defined), the Borrower and the Guarantors will provide to the Administrative Agent, the Collateral Agent and the Lenders the following, each as more fully described herein:

          A. a joint and several guaranty from the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder;

          B. subject to the Carve-Out (as hereinafter defined), an allowed administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code in each of the Cases having priority over all administrative expenses of the kind specified in, or arising under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507, 546(c) or 726 thereof) whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment;

          C. subject to the Carve-Out and Permitted Senior Liens, first priority Liens (as hereinafter defined) granted to the Collateral Agent on behalf of the Administrative Agent, the Collateral Agent and the Lenders pursuant to Section 364(c)(2) of the Bankruptcy Code on all real, personal and mixed property of the Borrower and the Guarantors other than Excluded Assets (as hereinafter defined) that is not subject to valid and perfected Liens on the Petition Date or to valid Liens in existence on the Petition Date that subsequently are perfected pursuant to Section 546(b) of the Bankruptcy Code; and

          D. subject to the Carve-Out and Permitted Senior Liens, pursuant to
     Section 364(c)(3) of the Bankruptcy Code, best priority Liens granted to the Collateral Agent on behalf of the Administrative Agent, the Collateral Agent and the Lenders on all real, personal and mixed property of the Borrower and the Guarantors (other than Excluded Assets and Section 1110 Assets) that is subject to valid and perfected Liens in existence on the Petition Date of the Cases or to valid Liens in existence on the Petition Date that subsequently are perfected pursuant to Section 546(b) of the Bankruptcy Code, subject only to such existing or subsequently perfected Liens.

         4. On August 12, 2002, the Bankruptcy Court entered the Existing Interim Order (as hereinafter defined), pursuant to which the Borrower was authorized to borrow up to $75,000,000 and pay all fees and expenses payable to or on behalf of Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent under the Existing DIP Credit Agreement and Bank of America, N.A., as Collateral Agent under the Existing DIP Credit Agreement, pending entry of a final order by the Bankruptcy Court.

         5. On August 14, 2002, in accordance with the terms and conditions of the Existing Interim Order, the Existing Lenders advanced $75,000,000 to the Borrower.

         6. The Existing DIP Credit Agreement was terminated (except with respect to contingent indemnification obligations) and replaced in its entirety by this Agreement.

         7. The parties hereto (other than Retirement Systems of Alabama Holdings LLC) are each party to a Senior Secured Superpriority
Debtor-in-Possession Credit Agreement, dated as of September 26, 2002 (the "Original Credit Agreement"), among the Borrower, the Lenders, the Administrative Agent, the Collateral Agent and the Syndication Agent.

         8. On the Effective Date (as defined below), The Retirement Systems of Alabama will assign to Retirement Systems of Alabama Holdings LLC, and Retirement Systems of Alabama Holdings LLC will assume from The Retirement Systems of Alabama, all right, title and interest of The Retirement Systems of Alabama in and to the Commitments, Loans and Notes issued (if any) under the Original Credit Agreement and all of the rights and obligations of The Retirement Systems of Alabama as Administrative Agent, Syndication Agent, Collateral Agent and a Lender under the Original Credit Agreement, this Agreement and the other Loan Documents.

         9. The Borrower, the Lenders, the Administrative Agent, the Collateral Agent and the Syndication Agent have agreed to amend and restate the Original Credit Agreement to provide for certain amendments on the terms set forth in this Agreement, which Agreement shall become effective upon satisfaction of certain conditions precedent set forth herein.

         10. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligation and liabilities existing under the Original Credit Agreement or evidence payment of all or any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Original Credit Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                  ARTICLE I
                       DEFINITIONS AND ACCOUNTING TERMS

         1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Account Collateral" has the meaning specified in Section 10.01(e).

         "Administrative Agent" means RSA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address as set forth on Schedule 12.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Agent's Disbursement Account" means the
Administrative Agent's account from which disbursements are to be made to the Lenders hereunder as set forth on Schedule 12.02, or such other account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Agent's Payment Account" means the Administrative Agent's account to which payments are to be made by the Lenders hereunder as set forth on Schedule 12.02, or such other account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Questionnaire" means an Administrative Questionnaire provided by each Lender in a form supplied by the Administrative Agent.

         "AFA" means the Association of Flight Attendants.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         "After-Acquired Intellectual Property" has the meaning specified in
Section 10.04(h)(vi).

         "Agent-Related Persons" means the Administrative Agent, the Collateral Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Agents" means the Administrative Agent and the Collateral Agent.

         "Aggregate Commitments" means the sum of the Commitments of all the Lenders.

         "Agreement" means this Credit Agreement.

         "Aircraft Mortgage" has the meaning specified in Section
6.26(a)(xii).

         "Air Transportation Stabilization Act" means the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time.

         "ALPA" means Airline Pilots Association, International.

         "American Express" means American Express Company, a New York corporation.

         "Applicable Rate" means a per annum rate equal to:

          (a) with respect to Base Rate Loans, 2.50%;

          (b) with respect to Eurodollar Rate Loans and Letters of Credit, 4.00%; and

          (c) with respect to the commitment fee, (i) prior to the entry of the Final Order, 0.50%, (ii) after the entry of the Final Order and until such time as the Term Facility is drawn or utilized in full, (A) if less than or equal to 1/3 of the Aggregate Commitments are drawn or utilized, 1.00%, (B) if less than or equal to 2/3 but more than 1/3 of the Aggregate Commitments are drawn or utilized, 0.75%, and (C) if more than 2/3 of the Aggregate Commitments are drawn or utilized, 0.50%, and (iii) at all times after the Term Facility is drawn or utilized in full and until the Maturity Date, (A) if less than or equal to 1/3 of the amount available under the Revolving Credit Facility is drawn or utilized, 1.00%, (B) if less than or equal to 2/3 but more than 1/3 of the Revolving Credit Facility is drawn or utilized, 0.75%, and (C) if more than 2/3 of the Revolving Credit Facility is drawn or utilized, 0.50%.

         "Application" means the Application of the Borrower to the ATSB for the issuance of a federal credit instrument under the Air Transportation Stabilization Act and the Regulations dated June 7, 2002 (filed with the ATSB on June 10, 2002), as amended, modified or supplemented from time to time.

         "Approved Appraiser" means BACK Aviation Solutions or any replacement appraiser selected by the Administrative Agent and reasonably acceptable to the Borrower.

         "Appropriate Lender" means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

         "Approved Fund" has the meaning specified in Section 12.07(g).

         "ARC" means Airlines Reporting Corporation, a Delaware corporation.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit D.

         "ATSB" means the Air Transportation Stabilization Board, created pursuant to Section 102(b) of the Air Transportation Stabilization Act.

         "ATSB Guaranty" means the guaranty proposed to be made by the ATSB for approximately $900,000,000 of a loan in the aggregate principal amount of approximately $1,000,000,000 pursuant to the Air Transportation Stabilization Act.

         "ATSB Loan" has the meaning specified in Section 4.04(c).

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

         "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any operating leases of any Person, an amount equal to seven times the rental payments thereunder scheduled to be paid during the 12 months following such date and (c) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

         "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2001, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

         "Auto-Renewal Letter of Credit" has the meaning specified in Section 2.03(b)(iii).

         "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

         "Bank of America" means Bank of America, N.A., and its successors.

         "Bankruptcy Code" has the meaning specified in Preliminary Statement 1 to this Agreement.

         "Bankruptcy Court" has the meaning specified in Preliminary Statement 1 to this Agreement.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate". The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest at a rate based on the Base Rate.

         "Bidding Procedures Order" means an order of the Bankruptcy Court regarding the bidding procedures for the Borrower in form and substance reasonably satisfactory to RSA.

         "Borrower" has the meaning specified in the introductory paragraph hereto.

         "Borrowing" means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

         "Borrowing Base" means, on any date, an amount equal to the sum of (without duplication):

          (a) with respect to Eligible Equipment, 25% of the Current Market Value thereof;

          (b) with respect to Eligible Receivables, 80% of the book value thereof;

          (c) with respect to Eligible Slots, 60% of the Fair Market Value thereof;

          (d) with respect to Eligible Aircraft, 50% of the Fair Market Value thereof;

          (e) with respect to Eligible Flight Simulators, 50% of the Fair Market Value thereof;

          (f) with respect to Eligible Parts, 50% of the Current Market Value thereof;

          (g) with respect to Eligible Real Estate, 25% of the Fair Market Value thereof;

          (h) with respect to Eligible Engines, 50% of the Fair Market Value thereof; and

          (i) with respect to Eligible Gates, 20% of the Fair Market Value thereof;

less the sum of (i) reserves for accrued but unpaid interest payable on the Loans; and (ii) all other reserves that the Administrative Agent and the Collateral Agent deem necessary in the exercise of their reasonable credit judgment in light of the Loan Parties' financial or operational condition, in light of competing claims against the Loan Parties' estates or to protect the value of any Collateral and the interests of the Administrative Agent, the Collateral Agent and the Lenders in the Collateral. From the date of entry by the Bankruptcy Court of the Interim Order to October 31, 2002, the value of Eligible Collateral (other than Eligible Receivables) shall be deemed to be the values set forth on Schedule III. From and after October 31, 2002, all calculations of the value of Eligible Collateral (other than Eligible Receivables) shall be based on the first appraisals received by the Administrative Agent from the Approved Appraiser after the Closing Date. Thereafter, such values shall be updated as set forth in Section 6.02(l) and
(m).

         "Borrowing Base Certificate" means a certificate in substantially the form of Exhibit I, duly certified by the Chief Executive Officer or Chief Financial Officer of the Borrower.

         "Business Day" means any day other than a Saturday, Sunday or day on which banks in New York City, New York or Montgomery, Alabama are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Rate Loan, the term "Business Day" shall also exclude any date on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Expenditures" means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) normal replacements and maintenance which are properly charged to current operations and (b) any expenditure required by any FAA airworthiness directive, service bulletin or other regulation issued after the date hereof). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with, or within three months after, the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

         "Carve-Out" means the following amounts: (a) quarterly fees required to be paid to the United States Trustee pursuant to 28 USC ss.1930(a)(6) and any fees payable to the Clerk of the Court, and (b) (i) allowed (whether by the Interim Order or the Final Order or pursuant to monthly compensation procedures authorized by the Bankruptcy Court) professional fees and disbursements incurred by the professionals retained, pursuant to Section 327(a) or (e) of the Bankruptcy Code under a general retainer (excepting ordinary course professionals) or 1103(a), by the Loan Parties and any statutory committees allowed under Section 503(b)(3)(F) of the Bankruptcy Code, which collectively may not exceed $5,000,000 in the aggregate, inclusive of any holdbacks required by the Bankruptcy Court, for post-Event of Default services, plus (ii) unpaid professional fees and disbursements incurred or accrued prior to the occurrence and continuance of an Event of Default and the triggering of the Carve-Out as provided below, to the extent previously or subsequently allowed (whether by the Interim Order or the Final Order or pursuant to monthly compensation procedures authorized by the Bankruptcy Court); provided no fees or disbursements which are incurred or accrued prior to the delivery to the Borrower, counsel to any Committee and the Bankruptcy Court of a written notice by the Administrative Agent and the Collateral Agent of an Event of Default and the triggering of the Carve-Out shall reduce the gross amount of the Carve-Out; provided further, however, that the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Loan Parties, any Committee, or any of their respective professionals, in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Administrative Agent, the Collateral Agent or the Lenders in connection with the Loan Documents, including challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations thereunder or the security interests granted thereby and under the DIP Financing Orders and Liens of the Secured Parties in respect thereof.

         "Cases" has the meaning specified in Preliminary Statement 1 to this Agreement.

         "Cash Collateralize" has the meaning specified in Section 2.03(g).

         "Cash Equivalents" means any of the following types of Investments, to the extent owned by any Loan Party free and clear of all Liens (other than Liens created under the Collateral Documents):

          (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) time deposits, certificates of deposit or bankers' acceptances maturing no more than 180 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from S&P or at least Aa2 from Moody's; (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000; (v) marketable medium term notes maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from S&P or at least A3 from Moody's; (vi) corporate bonds maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from S&P or at least A3 from Moody's; and (vii) asset-backed securities maturing no more than 90 days after such date and issued by an originator that has a rating of at least A from S&P or A2 from Moody's; provided, however, that in the case of Cash Equivalents set forth in clauses (ii) through (vii) above, such Cash Equivalents shall not have a yield of more than the yield on treasury securities with a maturity comparable to such Cash Equivalents plus 1.50% per annum.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

         "CFC" means a "controlled foreign corporation" under Section 957 of the Code.

         "Change of Control" means an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any Permitted Holder becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such option right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the combined voting power of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

          (b) at any time after the Petition Date, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Petition Date, (ii) whose election or nomination to that board or equivalent governing body was approved or ratified by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved or ratified by individuals referred to in clauses (i) and
     (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

          (c) any Person or two or more Persons acting in concert, in each case other than a Permitted Holder, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; provided however, that notwithstanding the provisions of this clause (c), any contract or arrangement to which the Borrower is a party (i) providing solely for the acquisition of control upon or after consummation of a Reorganization Plan or (ii) that provides for or is conditioned upon payment in full in cash of all Obligations shall not be deemed to be a "Change of Control".

         "Closing Date" means September 26, 2002.

         "Code" means the Internal Revenue Code of 1986.

         "Collateral" means all of the "Collateral" referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties, which property and assets shall not include the Excluded Assets and the Section 1110 Assets.

         "Collateral Agent" means RSA in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

         "Collateral Documents" means, collectively, the provisions of Article X of this Agreement, the Intellectual Property Security Agreement, the Mortgages, the Aircraft Mortgage, the Slot Security Agreement, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, the Collateral Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

         "Commitment" means a Term Commitment or a Revolving Credit Commitment, as the context may require.

         "Commitment Letter" means that letter agreement dated as of September 26, 2002, together with all schedules, annexes and attachments thereto, among RSA, the Borrower and each of the Guarantors, pursuant to which, among other things, RSA committed to provide the Aggregate Commitment, on the terms and conditions described therein.

         "Committee" means any statutory committee appointed in the Cases.

         "Compensation Period" has the meaning specified in Section
2.12(c)(ii).

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Computer Software" has the meaning specified in Section
10.01(f)(iv).

         "Conditional Approval" has the meaning set forth in Section 8.01(t).

         "Consolidated EBITDAR" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (c) the aggregate amount of any aircraft rental payments to the extent deducted as an operating expense in calculating such Consolidated Net Income,
(d) the amount of depreciation and amortization expense, (e) to the extent applicable, the IAMAW Amount in August 2002 and September 2002, (f) administrative expenses incurred in connection with the Cases, (g) any payments under employee profit sharing plans made by the Borrower or any of its Subsidiaries during such period and (h) the aggregate amount of furlough expenses accounted for on the September 2002 financial statements. Notwithstanding the foregoing, Consolidated EBITDAR shall include the Retroactive ALPA/AFA Amount.

         "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest expense (net of interest income), premium payments, debt discount, fees (including, without limitation, amortization of deferred financing costs related to the Cases), charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, it being understood that rent expense that is treated as an operating expense in accordance with GAAP is not included this calculation.

         "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses, in each case, incurred in connection with the Cases) for that period.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" has the meaning specified in the definition of "Affiliate".

         "Controlled Account" means a blocked deposit account or blocked securities account of any Loan Party either (a) at the Collateral Agent or (b) at another depository bank or other financial institution acceptable to the Administrative Agent that has entered into account control agreements in form and substance reasonably satisfactory to the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

         "Copyrights" has the meaning specified in Section 10.01(f)(iii).

         "Credit Extension" means each of the following: (a) a Borrowing and
(b) an L/C Credit Extension.

         "Current Market Value" means, at any time, the most likely trading price that may be generated under the market circumstances at such time. The Current Market Value of Eligible Equipment and Eligible Parts assumes that each Eligible Part and each item of Eligible Equipment can be sold at the current market price, and that the disposal of all of the Loan Parties' equipment will not impact market prices.

         "CWA" has the meaning specified in Section 4.03(b).

         "Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means an interest rate equal to (a) the Base Rate plus
(b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "DIP Financing Orders" means the Interim Order or the Final Order or both, as the context may require.

         "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that a Slot trade shall not constitute a Disposition if accomplished in a transaction where the traded Slot is intended to be returned to the applicable Loan Party within 30 days after such trade is consummated (a "Temporary Slot Disposition").

         "Dollar" and "$" mean lawful money of the United States.

         "DOT" means the United States Department of Transportation.

         "Effective Date" means the first date on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived.

         "Eligible Aircraft" means the "Primary Aircraft" identified in the Aircraft Mortgages and such additional commercial jet aircraft of the Loan Parties as the Borrower may from time to time request from the Administrative Agent and the Collateral Agent to be considered Eligible Aircraft for purposes of this Agreement; provided, however, that no such Primary Aircraft or additional aircraft shall be considered to be an Eligible Aircraft at any time unless it meets the following criteria at such time:

          (a) this Agreement and the relevant Aircraft Mortgage, after giving effect to the entry of the DIP Financing Orders and the related filing of such Aircraft Mortgage, create a valid and perfected first priority lien or security interest in such aircraft (and all components thereof) in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all other Liens, other than Permitted Liens;

          (b) the applicable Loan Party has a current certificate of airworthiness issued by the FAA and in the appropriate category for the nature of the operations of such aircraft;

          (c) the applicable Loan Party maintains with reputable and responsible insurers or reinsurers all-risk aircraft hull insurance or reinsurance and aircraft public liability and property damage insurance or reinsurance for such aircraft in the amounts, covering the risks and otherwise on the terms required by the relevant Aircraft Mortgage;

          (d) such aircraft is duly registered with the FAA in the name of a Loan Party;

          (e) except to the extent operated under the Civil Reserve Air Fleet Program as permitted by the relevant Aircraft Mortgage, such aircraft is operated solely over routes originating and terminating in countries located in North America, Europe and/or the Caribbean;

          (f) such aircraft is in good operating condition, in passenger configuration, with all equipment, components and systems functioning and is otherwise maintained in accordance with the respective Loan Parties' FAA approved maintenance programs;

          (g) such aircraft qualifies as a "Stage 3 airplane" as defined in 14 C.F.R. Section 36.1(f)(6);

          (h) except as otherwise permitted under the relevant Aircraft Mortgage, such aircraft is in the possession of the relevant Loan Party and is not leased to a third party and no third party otherwise has a proprietary interest therein or, in the case of any Primary Aircraft, in the engines forming part of such Primary Aircraft;

          (i) such aircraft is in a condition not materially inconsistent with the assumptions set forth in the appraisal by the Approved Appraiser, other than the assumption that such aircraft is in half-time condition (it being understood that, without in any way limiting the rights of the Agents described in the definition of "Borrowing Base" set forth in this
     Section 1.01, reserves may be taken if there is a material deviation from the half-time value assumption described in the appraisal by the Approved Appraiser for all Eligible Aircraft considered in the aggregate); and

          (j) except with respect to the Primary Aircraft, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such aircraft in the Borrowing Base.

         "Eligible Assignee" has the meaning specified in Section 12.07(g).

         "Eligible Collateral" means, collectively, Eligible Slots, Eligible Aircraft, Eligible Flight Simulators, Eligible Parts, Eligible Equipment, Eligible Real Estate, Eligible Receivables, Eligible Gates and Eligible Engines.

         "Eligible Engines" means the "Primary Engines" referred to in the Aircraft Mortgages and such additional engines (other than engines constituting part of an Eligible Aircraft) as the Borrower may from time to time request from the Administrative Agent and the Collateral Agent to be considered Eligible Engines for purposes of this Agreement; provided, however, that no such Primary Engine or additional engine shall be considered to be an Eligible Engine at any time unless it meets the following criteria at such time:

          (a) this Agreement and the relevant Aircraft Mortgage, after giving effect to the entry of the DIP Financing Orders and the related filing of such Aircraft Mortgage, create a valid and perfected first priority lien or security interest in such engine in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all Liens, other than Permitted Liens;

          (b) the applicable Loan Party maintains with reputable and responsible insurers insurance for such engine in the amounts, covering the risks and otherwise on the terms required by the relevant Aircraft Mortgage;

          (c) other than engines undergoing maintenance, such engine is in good operating condition, with all components and systems functioning and is otherwise maintained in accordance with the respective Loan Parties' FAA approved maintenance and repair program;

          (d) except as otherwise permitted under the terms of the relevant Aircraft Mortgage, such engine is in the possession of the relevant Loan Party and is not leased to a third party and no third party otherwise has a proprietary interest therein; and

          (e) such engine is either a spare engine or is installed on an aircraft that is operated solely over routes originating and terminating in countries located in North America, Europe or the Caribbean or has been removed from an aircraft for maintenance, repair or servicing and is located in one of such countries;

          (f) such engine is in a condition not materially inconsistent with the assumptions set forth in the appraisal by the Approved Appraiser; and

          (g) except with respect to the Primary Engines, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such engine in the Borrowing Base. "Eligible Equipment" means all Equipment of the Loan Parties (other than aircraft, engines, parts and flight simulators) identified in the appraisal by the Approved Appraiser (the "Primary Equipment") and such additional Equipment as the Borrower may from time to time request from the Administrative Agent and the Collateral Agent to be considered Eligible Equipment for purposes of this Agreement; provided, however, that no such Equipment shall be considered to be Eligible Equipment at any time unless it meets the following criteria at such time:

          (a) this Agreement, after giving effect to the entry of the DIP Financing Orders and the related filings of financing statements, creates a valid and perfected first priority lien or security interest in such Equipment in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all Liens, other than Permitted Liens;

          (b) such Equipment is in good operating condition, properly maintained;

          (c) such Equipment is in the possession of the relevant Loan Party and is not leased to a third party and no third party otherwise has a proprietary interest therein;

          (d) such Equipment is located in the United States of America;

          (e) such Equipment is in a condition not materially inconsistent with the assumptions set forth in the appraisal by the Approved Appraiser, including without limitation that all Equipment is in good working order; and

          (f) except with respect to the Primary Equipment, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such Equipment in the Borrowing Base.

         "Eligible Flight Simulators" means all flight simulators and flight training devices (collectively, for purposes of this definition, "flight simulators") of the Loan Parties identified in the appraisals by the Approved Appraiser (the "Primary Simulators") and such additional flight simulators as the Borrower may from time to time request from the Administrative Agent and the Collateral Agent to be considered Eligible Flight Simulators for purposes of this Agreement; provided, however, that no flight simulator shall be considered to be an Eligible Flight Simulator at any time unless it meets the following criteria at such time:

          (a) this Agreement, after giving effect to the entry of the DIP Financing Orders and the related filings of financing statements, creates a valid and perfected first priority lien or security interest in such flight simulator in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all Liens, other than Permitted Liens;

          (b) such flight simulator is in good operating condition, properly maintained;

          (c) such flight simulator is in the possession of the relevant Loan Party, except the flight simulator located in Canada, to the extent a valid and perfected first priority lien has been created therein and the Agents are reasonably satisfied with respect to such perfected first priority lien (the "Canadian Simulator") and is not leased to a third party and no third party otherwise has a proprietary interest therein;

          (d) such flight simulator (other than the Canadian Simulator) is located in the United States of America;

          (e) such flight simulator is in a condition not materially inconsistent with the assumptions set forth in the appraisal by the Approved Appraiser; and

          (f) except with respect to the Primary Simulators, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such flight simulator in the Borrowing Base.

         "Eligible Gates" means those airport gate leaseholds that the Administrative Agent may from time to time in its sole discretion determine to be eligible for inclusion in the calculation of the Borrowing Base.

         "Eligible Parts" means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than engines and cargo containers) for, or suitable for use on, Eligible Aircraft ("Parts") identified in the appraisals by the Approved Appraiser (the "Primary Parts") and such additional parts as the Borrower may from time to time request from the Administrative Agent and the Collateral Agent to be considered Eligible Parts for purposes of this Agreement; provided, however, that no such Parts shall be considered to be Eligible Parts at any time unless it meets the following criteria at such time:

          (a) this Agreement and the relevant Aircraft Mortgage, after giving effect to the entry of the DIP Financing Orders and the related filing of such Aircraft Mortgage, create a valid and perfected first priority lien or security interest in such Parts in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all Liens, other than Permitted Liens;

          (b) the applicable Loan Party maintains with reputable and responsible insurers or reinsurers insurance or reinsurance for such Parts in the amounts, covering the risks and otherwise on the terms required by the Credit Agreement and the relevant Aircraft Mortgage;

          (c) except as permitted in the Aircraft Mortgage, such Parts are in the possession of the relevant Loan Party and are not leased to a third party and no third party otherwise has a proprietary interest therein;

          (d) such Parts are in a condition not materially inconsistent with the assumptions set forth in the appraisal by the Approved Appraiser, including without limitation with respect to serviceability of aircraft rotable parts; and

          (e) except with respect to the Primary Parts, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such Parts in the Borrowing Base.

         "Eligible Real Estate" means the real property of the Loan Parties described in the Mortgages (the "Primary Real Estate") and such additional real property of the Loan Parties as the Borrower may from time to time request from the Administrative Agent and the Collateral Agent to be considered Eligible Real Estate for purposes of this Agreement; provided, however, that no such real property shall be considered to be Eligible Real Estate at any time unless it meets the following criteria at such time:

          (a) the relevant Mortgage, after giving effect to the entry of the DIP Financing Orders and the related filing of such Mortgage, creates a valid and perfected first priority lien or security interest in such real property in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all other Liens, other than Permitted Encumbrances (as defined in such Mortgage);

          (b) the applicable Loan Party maintains with reputable and responsible insurers insurance for such real property in the amounts, covering the risks and otherwise on the terms required by the relevant Mortgage;

          (c) the applicable Loan Party holds marketable fee simple (or equivalent) title to such real property;

          (d) such real property is located in the United States of America;

          (e) such real property is in the possession of the relevant Loan Party and is not leased to a third party and no third party otherwise has a proprietary interest therein;

          (f) such real property is in a condition not materially inconsistent with the assumptions set forth in the appraisal by the Approved Appraiser;

          (g) the Borrower has received for such real property, fully paid American Land Title Association Lender's Extended Coverage title insurance policies (the "Mortgage Policies") in form and substance, with endorsements and in amounts acceptable to the Agents issued, coinsured and reinsured by title insurers acceptable to the Agents, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Agents may deem necessary or desirable;

          (h) except with respect to the Primary Real Estate, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such real property in the Borrowing Base.

         "Eligible Receivables" means all Receivables of the Loan Parties; provided, however, that no Receivables shall be considered to be Eligible Receivables at any time unless they meet the following criteria at such time:

          (a) this Agreement, after giving effect to the entry of the DIP Financing Orders and the related filings of financing statements, creates a valid and perfected first priority lien or security interest in such Receivables in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all Liens (other than Permitted Liens);

          (b) such Receivables arise out of sales of goods or rendering of services in the ordinary course of the relevant Loan Party's business;

          (c) such Receivables are payable in Dollars and are otherwise on terms normal and customary in the relevant Loan Party's business;

          (d) such Receivables are not more than 90 days past original invoice date or more than 60 days past the date due;

          (e) such Receivables are not owing from any Person from which an aggregate amount of more than 20% of the Receivables owing therefrom is more than 60 days past the date due;

          (f) such Receivables are not owing from any Person that (i) has disputed liability for any Receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against any Loan Party, whether by action, suit, counterclaim or otherwise;

          (g) such Receivables are not owing from any Person that shall take or be the subject of any action or proceeding under any Debtor Relief Laws;

          (h) such Receivables (i) are not owing from any Person that is also a supplier to, or creditor of, any Loan Party, is a credit card processor, travel agent or marketing partner of any Loan Party and (ii) do not represent any manufacturer's or supplier's credits, discounts, incentive plans or similar arrangements entitling any Loan Party to discounts on future purchase therefrom;

          (i) such Receivables do not arise out of sales to account debtors outside the United States;

          (j) such Receivables do not arise out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or chargeback (including, without limitation, Receivables for unutilized tickets);

          (k) such Receivables are not owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof; and

          (l) the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such Receivables in the Borrowing Base.

         "Eligible Slots" means the Slots (other than Secondary Slots and Excluded Slots) of the Loan Parties described in the Slot Security Agreement (the "Primary Slots") and such additional Slots of any Loan Party as the Borrower may request from the Administrative Agent and the Collateral Agent to be considered Eligible Slots for purposes of this Agreement; provided, however, that no such Slots shall be considered to be Eligible Slots at any time unless they meet the following criteria at such time:

         (a) this Agreement and the Slot Security Agreement, after giving effect to the entry of the DIP Financing Orders and the related filings of financing statements, creates a valid and perfected first priority lien or security interest in such Slots in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Secured Obligations, free and clear of all Liens (other than Permitted Liens);

         (b) such Slots are at LaGuardia Airport or Ronald Reagan Washington National Airport;

         (c) such Slots have not been transferred or leased to a third party and no third party otherwise has a proprietary interest therein (other than Temporary Slot Dispositions);

         (d) the relevant Loan Party is utilizing such Slots in a manner sufficient to avoid withdrawal of such Slots by the FAA under 14 C.F.R. ss. 93.227(a); and

         (e) except with respect to the Primary Slots, the Administrative Agent has not otherwise determined in its reasonable judgment that it is not appropriate to include the value of such Slots in the Borrowing Base.

         "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, noise, air emissions and discharges to waste or public systems.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

         "Equipment" has the meaning specified in Section 10.01(a).

         "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates) for a period equal to such Interest Period, or, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Administrative Agent equal to the average of the rates per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which deposits in Dollars approximately equal in principal amount to such Eurodollar Rate Loan and for a maturity comparable to such Interest Period are offered by two major banks selected by the Administrative Agent (or if such rate is not available, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which deposits in Dollars are offered for such Interest Period by the Administrative Agent) in the London interbank market in London, England at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by (b) a percentage equal to 100% minus Statutory Reserves for such Interest Period.

         "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

         "Event of Default" has the meaning specified in Section 8.01.

         "Excess Amount" has the meaning specified in Section 7.12.

         "Excluded Assets" means (a) avoidance actions under Chapter 5 of the Bankruptcy Code, except to the extent of collateral or proceeds recovered pursuant to Section 549 thereof, (b) funds held in the Trust Accounts, (c) funds held in any account with, or as security for obligations owing to, IATA, NPC, ARC, Diners Club, Discover Card or American Express to the extent that the agreement governing the deposit of such funds (or the related processing agreement) prohibits the granting of a security interest therein to any Person other than the IATA, NPC, ARC, Diners Club, Discover Card or American Express, as applicable, (d) the assets and, except to the extent of the pledge, if any, described in Section 6.26(d), the stock of Airways Assurance Limited, (e) the stock and assets of any other existing or future subsidiary of the Borrower which qualifies as a CFC, solely to the extent that a tax liability would result from the pledge of such stock or assets to the Collateral Agent or the Lenders, and (f) the Purchasing Card Security Deposit (other than any Purchasing Card Residual Interest). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the term "Excluded Assets" shall include: (i) any passenger facilities charges collected by the Loan Parties constituting trust funds pursuant to 49 U.S.C. ss. 158, whether or not such passenger facilities charges are held in a Trust Account and (ii) any security service fees collected by the Loan Parties constituting trust funds pursuant to 49 C.F.R. ss.1510, whether or not such security service fees are held in a Trust Account.

         "Excluded Slots" means the (a) Air-21 slot exemptions and (b) Essential Air Services Slots described on Schedule 5.08(f).

         "Existing DIP Credit Agreement" means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of August 30, 2002, among the Borrower, the Guarantors party thereto, each lender from time to time party thereto, Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Collateral Agent and L/C Issuer, Credit Suisse First Boston, Cayman Islands Branch and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, and TPG Partners III, L.P.

         "Existing Indebtedness" means Indebtedness of each Loan Party existing on the Petition Date.

         "Existing Interim Order" means the interim order of the Bankruptcy Court approving the Borrower's incurrence of the indebtedness under the Existing DIP Credit Agreement that was entered by the Bankruptcy Court on August 12, 2002.

         "Existing Lenders" means the lenders party to the Existing DIP Credit Agreement.

         "Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business other than proceeds of Dispositions, but including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings but including insurance payable upon an "Event of Loss" as defined in the Aircraft Mortgage), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided that there shall be excluded from Extraordinary Receipts
(a) any payments received by any Loan Party pursuant to a grant made by the Air Transportation Stabilization Act as a result of the events occurring on September 11, 2001, (b) payments made to a Loan Party by another Loan Party,
(c) cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (i) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or (ii) are in respect of loss or damage to equipment, fixed assets or real property (but specifically excluding loss or damage to airframes) and are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which proceeds were received, provided that within 30 days after the occurrence of such loss or damage, the applicable Loan Party has determined to so apply such cash receipts and provided further that such application is made as soon as commercially reasonable and in any event within 90 days after the occurrence of such loss or damage or within such 90 day period the applicable Loan Party has entered into a binding contractual arrangement for such application and (d) cash collateral securing letters of credit and surety bonds that is returned to any Loan Party.

         "FAA" means the Federal Aviation Administration.

         "Facility" means the Term Facility, the Revolving Credit Facility or the Letter of Credit Sublimit, as the context may require.

         "Fair Market Value" means, at any time, the most likely trading price that may be generated under the market circumstances at such time.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Final Order" means a final order of the Bankruptcy Court approving the terms and conditions of the Loan Documents substantially in the form of and containing, among other things, the provisions present in the Interim Order (including, without limitation, the granting of Liens and the superpriority status referred to in the Loan Documents), which final order shall be in form and substance satisfactory to the Administrative Agent and RSA in their sole discretion and shall not have been reversed, amended, supplemented, modified, stayed or vacated.

         "First Day Orders" means all orders entered by the Bankruptcy Court granting the relief requested in the motions filed with the Bankruptcy Court on the Petition Date or August 12, 2002.

         "Flood Hazard Property" has the meaning specified in Section 6.26(b)(iii).

         "Foreign Person" has the meaning specified in Section 12.15(a)(i).

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "Fund" has the meaning specified in Section 12.07(g).

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, in accordance with Section 1.03.

         "GECC" has the meaning specified in Section 7.03(c)(v).

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantors" means, collectively, each of the existing and future direct and indirect Subsidiaries of the Borrower (other than Airways Assurance Limited) that is not a CFC.

         "Guaranty" has the meaning specified in Section 11.01.

         "Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Guaranteed Obligations" has the meaning specified in Section 11.01.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Honor Date" has the meaning specified in Section 2.03(c)(i).

         "IAMAW" means International Association of Machinists and Aerospace Workers.

         "IAMAW Amount" means the amounts of concessions that would have been realized retroactively by the Borrower if the negotiations for the collective bargaining agreement with the machinists and related employees represented by the IAMAW had been concluded consensually in the amounts of $5,000,000 in August 2002 and $10,000,000 in September 2002, provided that the Borrower asks for and receives relief under Sections 1113 and 1114 of the Bankruptcy Code for the collective bargaining agreement with the machinists and related employees represented by the IAMAW and, in the granting of such relief, the Bankruptcy Court does not make any concessions retroactive to August and September 2002.

         "IATA" means the International Air Transport Association.

         "ICC" has the meaning specified in Section 2.03(h).

         "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

          (c) net obligations of such Person under any Swap Contract;

          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which each such trade payable or account payable was created);

          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (f) capital leases, operating leases and Synthetic Lease
     Obligations;

          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

          (h) all Guarantees of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease, operating lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

         "Indemnified Liabilities" has the meaning set forth in Section 12.05.

         "Indemnitees" has the meaning set forth in Section 12.05.

         "Initial Pledged Debt" means the Indebtedness set forth opposite each Loan Party's name on and as otherwise described in Schedule I.

         "Initial Pledged Equity" means the shares of stock and other Equity Interests set forth opposite each Loan Party's name on and as otherwise described in Schedule II.

         "Intellectual Property Collateral" has the meaning specified in
Section 10.01(f).

         "Intellectual Property Security Agreement" has the meaning specified in Section 6.26(a)(iii).

         "Interest Payment Date" means the last Business Day of each month, the Maturity Date and, with respect to each Eurodollar Rate Loan, the last day of the Interest Period therefor.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:

          (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c) no Interest Period shall extend beyond the Maturity Date.

         "Interim Order" means the interim order of the Bankruptcy Court approving the Commitment Letter and the Borrower's incurrence of the indebtedness thereunder that was approved by the Bankruptcy Court from the bench on September 26, 2002 and entered by the Bankruptcy Court on October 1, 2002 and shall not have been reversed, amended, supplemented, modified, stayed or vacated.

         "Inventory" has the meaning specified in Section 10.01(b).

         "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person,
(b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of "Indebtedness" set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person; provided, however, that deposits made by any Loan Party in the ordinary course of business in connection with the acquisition of aircraft, airframes or engines or the entry into contracts (but excluding deposits to secure Indebtedness) shall not be considered an "Investment". For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "Investment Agreement" means that certain Investment Agreement, dated as of September 26, 2002, between the Borrower and The Retirement Systems of Alabama (and its successors and permitted assigns).

         "IP Security Agreement Supplement" has the meaning specified in
Section 10.01(f).

         "IRS" means the United States Internal Revenue Service.

         "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, any Governmental Authority, in each case whether or not having the force of law.

         "L/C Advance" means, with respect to each Revolving Credit Lender, such Revolving Credit Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

         "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

         "L/C Issuer" means any issuer of Letters of Credit hereunder mutually acceptable to the Administrative Agent and the Borrower.

         "L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

         "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify to the Borrower and the Administrative Agent.

         "Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may be a documentary letter of credit or a standby letter of credit.

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

         "Letter of Credit Expiration Date" means the day that is 30 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

         "Letter of Credit Sublimit" means, at any time, an amount equal to
(a) $50,000,000 minus (b) the aggregate outstanding amount of all Third Party L/C Obligations at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Liquidity" means, on any given date, the sum of (a) the total amount available to be drawn under this Agreement on such date taking into account all applicable conditions precedent set forth in Article IV on such date, (b) the aggregate amount of all cash and Cash Equivalents held in Controlled Accounts, and (c) until the entry of the Final Order, any other cash that is not deposited in a Trust Account and is not otherwise subject to a Lien in favor of Persons other than the Collateral Agent (other than Liens such as bankers' liens and rights of setoff customarily arising under account agreements or in connection with a cash management system), provided that to the extent, if any, that cash or Cash Equivalents held in a Controlled Account are subject to a security interest securing the L/C Issuer in accordance with
Section 2.03(l) or an obligation other than an obligation under the Loan Documents, such cash or Cash Equivalents shall not be included in the calculation of Liquidity.

         "Loan" means an extension of credit by a Lender to the Borrower under
Article II in the form of a Term Loan or a Revolving Credit Loan.

         "Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Commitment Letter and (e) each Letter of Credit Application.

         "Loan Notice" means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

         "Loan Parties" means, collectively, the Borrower and each Guarantor.

         "Majority Revolving Credit Facility Lenders" means Lenders having more than 50% of the sum of (a) the Total Outstandings under the Revolving Credit Facility (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Credit Facility Lenders.

         "Majority Term Facility Lenders" means Lenders having more than 50% of the sum of (a) the Total Outstandings under the Term Facility and (b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the Total Outstandings under the Term Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Facility Lenders.

         "Material Adverse Change" means a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, other than any change (a) of the type which customarily occurs as a result of events leading up to and following the commencement of a case under Chapter 11 of the Bankruptcy Code and the commencement of the Cases or (b) disclosed in
(i) the annual report on Form 10-K for the year ended December 31, 2001 filed by the Borrower and US Airways, Inc., (ii) in the quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 filed by the Borrower and US Airways, Inc. or (iii) in any report on Form 8-K filed by the Borrower or US Airways, Inc. after December 31, 2001 and prior to August 10, 2002 and are listed and available on the SEC's "EDGAR" website; provided that deferrals of payments to aircraft lessors/lenders with respect to grounded aircraft and other aircraft in the Borrower's fleet (and any associated ratings downgrade) shall not in and of themselves constitute a Material Adverse Change.

         "Material Adverse Effect" means (a) a material adverse effect upon the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, other than any effect of the type which customarily occurs as a result of events leading up to and following the commencement of a case under Chapter 11 of the Bankruptcy Code and the commencement of the Cases; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment of the Collateral taken as a whole.

         "Maturity Date" means the earliest of (a) September 30, 2003, (b) the date of termination in whole of the Term Commitments, the Revolving Credit Commitments and the Letter of Credit Sublimit pursuant to Section 2.06 or 8.02(b), and (c) the effective date of a Reorganization Plan.

         "Milestone Four Achievement Date" has the meaning specified in
Section 4.04.

         "Milestone Three Achievement Date" has the meaning specified in
Section 4.03.

         "Milestone Two Achievement Date" has the meaning specified in Section 4.02.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Mortgage Policies" has the meaning set forth in the definition of "Eligible Real Estate" set forth in this Section 1.01.

         "Mortgaged Property" has the meaning specified in Section
6.26(b)(iii).

         "Mortgages" has the meaning specified in Section 6.26(a)(xv).

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Net Cash Proceeds" means:

         (a) with respect to the sale of any asset by any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including brokerage fees) incurred by such Loan Party in connection with such sale and (C) taxes reasonably estimated by the Borrower to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith documented in form and substance reasonably satisfactory to the Administrative Agent; and

         (b) with respect to the issuance of any capital stock or other Equity Interest by Loan Party or the issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Loan Party in connection with such sale or issuance.

         "Non-Voting Foreign Stock" has the meaning set forth in Section 10.01(d)(iii).

         "Nonrenewal Notice Date" has the meaning specified in Section 2.03(b)(iii).

         "Note" means a Term Note or a Revolving Credit Note, as the context may require.

         "NPC" means National Processing Company, LLC, an Ohio limited liability company.

         "NPL" means the National Priorities List under CERCLA.

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing obligations under the Loan Documents that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

         "Orders" means the DIP Financing Orders and the Bidding Procedures
Order.

         "Original Credit Agreement" has the meaning set forth in the recitals to this Agreement.

         "Organization Documents" means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Other Taxes" has the meaning specified in Section 3.01(b).

         "Outstanding Amount" means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Participant" has the meaning specified in Section 12.07(d).

         "Patents" has the meaning set forth in Section 10.01(f)(i).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Encumbrances" has the meaning specified in the Mortgages.

         "Permitted Holder" means any of RSA, any other Winning Plan Sponsor approved by the Administrative Agent, the ATSB, IAMAW, ALPA, AFA, CWA and any of the Borrower's other unions and any branch of IAMAW, ALPA, AFA, CWA or such other unions.

         "Permitted Liens" means Liens described in Sections 7.01(a), (c) (to the extent such tax liens do not result in a material risk of loss of the applicable asset), (d) and, to the extent permitted by the Aircraft Mortgages,
(k).

         "Permitted Sale/Leaseback" means any transaction pursuant to which a Loan Party sells "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the date hereof) that is subject to a mortgage, conditional sale or security interest on the date hereof (such equipment, the "Subject Equipment") and leases the Subject Equipment back from the buyer or its designee.

         "Permitted Senior Liens" means (a) Liens permitted under Section 7.01 which have priority by operation of law over the Liens granted to the Collateral Agent on behalf of the Administrative Agent, the Collateral Agent and the Lenders and (b) Liens permitted under Section 7.01(i), (o), (p) or
(q).

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Petition Date" has the meaning specified in Preliminary Statement 1 to this Agreement.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Pledged Debt" has the meaning specified in Section 10.01(d)(iv).

         "Pledged Equity" has the meaning specified in Section 10.01(d)(iii).

         "Post-Petition", when used with respect to any agreement or instrument, any claim or proceeding or any other matter, shall refer to an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

         "Pre-Petition", when used with respect to any agreement or instrument, any claim or proceeding or any other matter, shall refer to an agreement or instrument that was entered into or became effective, a claim or proceeding that arose or was instituted, or another matter that occurred, prior to the Petition Date.

         "Pre-Petition Payment" means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Pre-Petition Indebtedness or trade payables or other Pre-Petition claims against the Borrower or any Guarantor.

         "Pro Rata Share" means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment(s) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule
2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Purchasing Card Bank" means Bank of America and its successors and assigns in such capacity.

         "Purchasing Card Obligations" means obligations of the Borrower and/or the Guarantors to the Purchasing Card Bank in connection with the Purchasing Card Program.

         "Purchasing Card Program" means the existing stored value card program of one or more of the Loan Parties or any future program established pursuant to an agreement between Bank of America and the Borrower pursuant to which Bank of America has made or will make certain extensions of credit to the Borrower and/or the Guarantors for corporate related purchases by certain employees of the Borrower and/or the Guarantors, which agreement was authorized by the Order Pursuant to 11 U.S.C. ss.ss.363(b) and 364(c)(2) Authorizing Debtors to Enter Into a Corporate Purchasing Program with Bank of America, N.A. (USA) entered by the Bankruptcy Court on August 12, 2002.

         "Purchasing Card Residual Interest" means any unused portion of the Purchasing Card Security Deposit after satisfaction of the obligations of the Borrower under the Purchasing Card Program.

         "Purchasing Card Security Deposit" means up to $1,000,000 of a security deposit provided by the Borrower to the Purchasing Card Bank in connection with the Purchasing Card Program.

         "Receivables" has the meaning specified in Section 10.01(c).

         "Reduction Amount" has the meaning set forth in Section
2.05(b)(viii).

         "Register" has the meaning set forth in Section 12.07(c).

         "Regulations" means the regulations for the Air Carrier Guarantee Loan Program issued pursuant to the Air Transportation Stabilization Act, 14 C.F.R. Part 1300, as the same may be amended from time to time.
"Reorganization Plan" means a Chapter 11 plan of reorganization filed in any Case by the Borrower and/or any of the Guarantors.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

         "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Responsible Officer" means, (i) the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer of a Loan Party, and (ii) with respect to each Loan Party (other than the Borrower), any person authorized by the Board of Directors or shareholders of such Loan Party to execute documents in connection with the Loan Documents on behalf of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Persons thereof).

         "Retroactive ALPA/AFA Amounts" means wage, benefit and productivity concessions associated with July 2002 earnings for the pilot and flight attendant work groups, which have been recorded for accounting purposes in the Borrower's financial statements for August 2002.

         "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

         "Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on
Schedule 2.01 under the caption "Revolving Credit Commitment" or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

         "Revolving Credit Lender" means, at any time, any Lender that has a Revolving Credit Commitment at such time.

         "Revolving Credit Loan" has the meaning specified in Section 2.01(b).

         "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit B-2, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

         "RSA" means Retirement Systems of Alabama Holdings LLC, its Affiliates and its successors.

         "RSA Mandatory Prepayment" has the meaning set forth in Section
2.04(a).

         "RSA Mandatory Prepayment Event" means a Person that is not RSA or an Affiliate of RSA is determined by the Borrower or the Bankruptcy Court to be the Winning Plan Sponsor.

         "RSA Outstanding Amount" means, on any date, the aggregate amount of the then current balance of the debt obligations on such date owed to RSA in respect of the Obligations plus actual out-of-pocket expenses incurred by RSA in connection with its participation in the Facilities which have not already been advanced or reimbursed by the Loan Parties; provided that solely for purposes of determining the prepayment required under Section 2.04(a), the aggregate principal amount of the RSA Outstanding Amount shall not exceed $100,000,000.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Secondary Slots" means (a) all 6:00 a.m. arrival and departure Slots at LaGuardia Airport, (b) all arrival and departure Slots at LaGuardia Airport commencing at or after 9:30 p.m. (2130), (c) all 6:00 a.m. Slots at Ronald Reagan Washington National Airport, (d) all Slots at Ronald Reagan Washington National Airport commencing at or after 9:30 p.m. (2130), (e) Slots at John F. Kennedy International Airport, and (f) Slots subject to a Lien (other than a Lien in favor of the Agents and the Lenders); provided, however, that the Slots described in clauses (a), (b), (c) and (d) of this definition shall not be deemed to be "Secondary Slots" from and after the date on which the Borrower provides an irrevocable written notice to the Agents that the Borrower has determined to no longer treat such Slots as "Secondary Slots".

         "Section 1110 Assets" means, to the extent the underlying lease, security agreement, mortgage, trust agreement or other applicable instrument would prohibit the grant of a Lien in favor of the Collateral Agent, equipment that is an "aircraft", "aircraft engine", "propeller", appliance" or "spare part" (as defined in Section 40102 of Title 49) as those terms are used in
Section 1110(a)(3)(A)(i) of the Bankruptcy Code.

         "Secured Obligations" has the meaning specified in Section 10.01.

         "Secured Parties" means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each coagent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to
Section 9.01(c), and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

         "Security Collateral" has the meaning specified in Section 10.01(d).

         "Slot" means the right and operational authority of a Loan Party to conduct one Instrument Flight Rules (as defined under the FAA regulations) landing or takeoff operation during a specific hour or other periods at New York's LaGuardia Airport, John F. Kennedy International Airport and Ronald Reagan Washington National Airport pursuant to FAA regulations.

         "Slot Reporting Guidelines" means that, for purposes of each slot utilization report delivered pursuant to Section 6.02(n),

          (i) a Slot will be deemed "utilized" if (A) such Slot is used for a take-off or landing operation, (B) if, by regulation or other regulatory notice, the FAA considers such Slot as "used" for purposes of 14 C.F.R.
     Section 93.227, regardless of whether or not such Slot was, in fact, used (e.g., holidays and labor actions), (C) if, by waiver, the FAA considers such Slot as "used" for purposes of 14 C.F.R. Section 93.227, even though such Slot was not, in fact, used, or (D) if the FAA otherwise waives the utilization requirement of 14 C.F.R. Section 93.227,

          (ii) if any Loan Party engages in a Slot trade, transfer or lease with another air carrier, the Borrower shall report the utilization rate for the Slot received in the trade, transfer or lease, rather than for the Slot traded, transferred or leased to such other air carrier, for so long as the Slot received continues to be operated by such Loan Party,

          (iii) a "week" is defined as a seven-day period, and

          (iv) the two month FAA reporting period shall be the period for which air carriers provide Slot utilization reports to the FAA pursuant to 14 C.F.R. Section 93.227.

         "Slot Security Agreement" has the meaning specified in Section 6.26(a)(xi).

         "SPC" has the meaning specified in Section 12.07(h).

         "Statutory Reserves" means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Eurocurrency Liabilities (as defined in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in reserve percentage.

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Supermajority Revolving Credit Facility Lenders" means Lenders having more than 66 2/3% of the sum of (a) the Total Outstandings under the Revolving Credit Facility (with the aggregate amount of each Lender's risk participation and funded participation of L/C Obligations being deemed "held" by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Credit Facility Lenders.

         "Supermajority Term Facility Lenders" means Lenders having more than 66 2/3% of the sum of (a) the Total Outstandings under the Term Facility and
(b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the Total Outstandings under the Term Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Facility Lenders.

         "Superpriority Claim" shall mean a claim against the Borrower or any Guarantor in any of the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507, 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
(b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Taxes" has the meaning specified in Section 3.01(a).

         "Temporary Slot Disposition" has the meaning set forth in the definition of "Disposition" set forth in this Section 1.01.

         "Term Borrowing" means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

         "Term Commitment" means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01 under the caption "Term Commitment" or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Term Facility" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

         "Term Lender" means, at any time, any Lender that has a Term Commitment at such time.

         "Term Loan" means an advance made by any Term Lender under the Term Facility.

         "Term Note" means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit B-1, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

         "Third Party L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Third Party Letters of Credit plus the aggregate amount of all unreimbursed drawings under Third Party Letters of Credit.

         "Third Party Letters of Credit" means letters of credit described in
Section 7.03(c)(xi).

         "Title 49" means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

         "Total Cash Receipts" means, for any period, (a) cash received during such period in the ordinary course of business from the sale of tickets, cargo lift and other products and services related to providing air and cargo transportation of the Loan Parties, including but not limited to express service fees, loyalty program-related revenue, change fees and leasing arrangements, plus (b) any increase in cash collateral holdbacks (excluding the amounts of cash collateral holdbacks in existence on the date hereof) by IATA, Diners Club, Discover Card, NPC, ARC and American Express during such period, minus (c) any decrease in cash collateral holdbacks (excluding the amounts of cash collateral holdbacks in existence on the date hereof) by IATA, Diners Club, Discover Card, NPC, ARC and American Express during such period.

         "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

         "Transaction" means, collectively, (a) the consummation of transactions contemplated by the Investment Agreement and the Loan Documents and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

         "Trust Account" means all special purpose trust funds established by any Loan Party to manage the collection and payment of amounts collected by the Loan Parties for the express benefit of third-party beneficiaries relating to (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, including (i) federal payroll withholding taxes, as described in Sections 3101, 3111 and 3402 of the Code; (ii) federal Unemployment Tax Act taxes, as described in Chapter 23 of Subtitle C of the Code; (iii) federal air transportation excise taxes, as described in Sections 4261 and 4271 of the Code; (iv) federal security charges, as described in Title 49 of the Code of Federal Regulations of 2002 (referred to in this definition as the "CFR"), Chapter XII, Part 1510;
(v) federal Animal and Plant Health Inspection Service of the United States Department of Agriculture (APHIS) user fees, as described in Title 21 United States Code (2002) (referred to in this definition as "U.S.C.") Section 136a and 7 CFR Section 354.3; (vi) federal Immigration and Naturalization Service
(INS) fees, as described in 8 CFR Part 286; (vii) federal customs taxes as described in 19 U.S.C. Section 58c; and (viii) federal jet fuel taxes as described in Sections 4091 and 4092 of the Code collected on behalf of and owed to the federal government, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman's or workers' compensation charges and related charges and fees that are analogous to those described in Subtitle C of the Code and that are described in or are analogous to Chapter 23 of Title 19 Delaware Code Annotated (2002) (referred to in this definition as "D.C.A.") collected on behalf of and owed to state and local authorities, agencies and entities, (c) Passenger Facility Fees and Charges as described in Title 49 United States Code Section 40117 (2002) and Title 14 of the Code of Federal Regulations of 2002, Subchapter 1, Part 158 collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities and
(d) voluntary and/or other non-statutorily required employee payroll deductions, whether authorized by the employee, imposed by court order, agreed to pursuant to collective bargaining arrangement or otherwise, including (i) employee contributions made for the purpose of participating in any employer-sponsored retirement plan as described and defined in Section 401(k) of the Code (including repayment of any 401(k) related loans made to the employee but excluding any funds matched and/or contributed by the employer on behalf of any employee), (ii) employee payments made for the purpose of participating in any employer-sponsored medical, dental or related health plan, (iii) employee payments made for the purpose of satisfying periodic union dues, (iv) employee payments made for the purpose of purchasing United States Savings Bonds, (v) employee payments made for the purpose of making deposits to an account at or making repayment of an extension of credit from an employer-associated credit union, (vi) employee payments made for the purpose of purchasing life, accident, disability or other insurance, (vii) employee payments made for the purpose of participating in any employer-sponsored cafeteria plan as described and defined in Section 125 of the Code, (viii) employee-directed donations to charitable organizations and
(ix) levys, garnishments and other attachments on employee compensation (as described in Sections 6305 and 6331 of the Code, in Section 4913 of Title 10 of D.C.A. or in any analogous provision of other applicable federal, state or local law) collected on behalf of any Governmental Authority or any other Person authorized to receive funds of the type described in this clause (d).

         "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined as of the most recent valuation date in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "United States Citizen" has the meaning specified in Section 5.01.

         "Unreimbursed Amount" has the meaning set forth in Section
2.03(c)(i).

         "Use or Lose Rule" means with respect to the Slots, the terms of 14 C.F.R. ss. 93.227.

         "UST/Clerk Fees" has the meaning set forth in the Interim Order.

         "Voting Foreign Stock" has the meaning set forth in Section 10.01(d)(iii).

         "Winning Plan Sponsor" has the meaning set forth in the Bidding Procedures Order.

         1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

          (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

          (iii) The term "including" is by way of example and not limitation.

          (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03     Accounting Terms.

         (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

         (b) If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

         1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                  ARTICLE II
                     THE COMMITMENTS AND CREDIT EXTENSIONS

         2.01 The Loans.

         (a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a loan to the Borrower on the Closing Date in an amount not to exceed the unused amount of such Lender's Term Commitment; provided, however, that after giving effect to such Term Borrowing the Total Outstandings shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Pro Rata Share of the Term Facility. Amounts borrowed or deemed borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") to the Borrower from time to time, on any Business Day on or after the Milestone Three Achievement Date during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Credit Commitment less such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations; provided, however, that (i) after giving effect to any Revolving Credit Borrowing, the Total Outstandings shall not exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base, (ii) that prior to the Milestone Four Achievement Date, the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations shall not exceed $50,000,000, (iii) until the Bankruptcy Court enters the Final Order, the Borrower shall not reborrow Revolving Credit Loans or request Letters of Credit and (iv) until the Administrative Agent and the Borrower have selected an L/C Issuer, the Borrower shall not request Letters of Credit. Within the limits of each Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         2.02 Borrowings Conversions and Continuations of Loans.

         (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) two Business Days prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto and (F) remittance instructions. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Borrowing or a Revolving Credit Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Payment Account not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

         (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

         (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect.

         (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

         2.03 Letters of Credit.

         (a) The Letter of Credit Commitment.

          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Milestone Three Achievement Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (for the benefit of itself or any other Loan Party), and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension and after giving effect to such L/C Credit Extension, (w) the Total Outstandings would exceed the lesser of
     (i) the Aggregate Commitments and (ii) the Borrowing Base, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender's Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) if such date is prior to the Milestone Four Achievement Date, the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations would exceed $50,000,000. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

          (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

               (A) any order, judgment or decree of any Governmental Authority shall by its terms enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

               (B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months (or in the case of documentary Letters of Credit, 180 days) after the date of issuance or last renewal, unless the Majority Revolving Credit Facility Lenders have approved such expiry date;

               (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

               (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; or

               (E) such Letter of Credit is to be denominated in a currency other than Dollars.

          (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proponed amendment to such Letter of Credit.

         (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.

          (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

          (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"; provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

          (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

         (c) Drawings and Reimbursements; Funding of Participations.

          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Credit Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.05 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii) Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Disbursement Account in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the L/C Issuer.

          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.05 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing (together with interest thereon) shall be due and payable on demand and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

          (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

          (v) Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.05 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (d) Repayment of Participations.

          (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender's L/C Advance in respect of such payment in accordance with
     Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

          (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

          (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

          (v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

         (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Majority Revolving Credit Facility Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of
Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (g) Cash Collateral. Upon the request of the Administrative Agent,
(i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing which has not been repaid, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Collateral Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at a bank reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the deposit accounts at the bank as aforesaid, an amount equal to the excess of
(a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent or the Collateral Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

         (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

         (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a monthly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

         (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times as separately agreed between the Borrower and the L/C Issuer. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other reasonable processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

         (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

         (l) Cash Collateralized Letters of Credit. Subject to the terms and conditions set forth herein, the L/C Issuer agrees (i) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, to the extent that the Borrower has Cash Collateralized such Letters of Credit in a manner satisfactory to the L/C Issuer in its sole discretion, and (2) to honor drafts under such Letters of Credit; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension and after giving effect to such L/C Credit Extension, (x) the Total Outstandings would exceed the lesser of (1) the Borrowing Base and (2) the Aggregate Commitments, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Upon any drawing under a Letter of Credit issued pursuant to this
Section 2.03(1), the L/C Issuer shall apply such Cash Collateral to the reimbursement of such drawing. Notwithstanding anything in this Section 2.03 to the contrary, the Lenders shall not be required to participate in any Letter of Credit issued pursuant to this Section 2.03(1). Notwithstanding any availability limitations set forth in this Article II, at all times prior to the Milestone Three Achievement Date, the Borrower may request the issuance of Letters of Credit under this Section 2.03(1) in an aggregate maximum undrawn amount of up to $50,000,000; provided that upon the occurrence of the Milestone Three Achievement Date, any L/C obligation shall be charged against the Revolving Credit Facility.

         2.04 RSA Mandatory Prepayment Events and Lender Mandatory Prepayment Events.

         (a) If the RSA Mandatory Prepayment Event occurs, at RSA's election the Borrower shall prepay the RSA Outstanding Amount in full on the 15th day following the entry by the Bankruptcy Court of an order approving the designation of a Person other than RSA as the Winning Plan Sponsor (to the extent a portion of the RSA Outstanding Amount consists of L/C Obligations owed to RSA, the Borrower shall Cash Collateralize such L/C Obligations) (the "RSA Mandatory Prepayment"). In lieu of prepaying the RSA Outstanding Amount, the Borrower may satisfy its obligations with respect to the RSA Mandatory Prepayment, on or before the date that the RSA Outstanding Amount becomes due and payable, by causing another Lender, Guarantor or other Person (including a Winning Plan Sponsor) to purchase RSA's interest in the Facilities which are subject to the RSA Mandatory Prepayment at a purchase price equal to 100% of the RSA Outstanding Amount and paying RSA an amount equal to actual out-of-pocket expenses incurred by RSA in connection with such participation which have not already been advanced or reimbursed by any Loan Party (if the Borrower so elects, RSA shall cooperate, at no cost to RSA, to facilitate such purchase and release).

         (b) If the RSA Mandatory Prepayment Event occurs and each of RSA and the Borrower determine that the Winning Plan Sponsor is not acceptable, the Borrower shall on the 15th day following the entry by the Bankruptcy Court of an order approving the designation of a Person other than RSA as the Winning Plan Sponsor (i) repay all outstanding Obligations and (ii) Cash Collateralize the then outstanding amount of all L/C Obligations. In addition, RSA shall be immediately released from all further funding obligations (including any obligations to participate in any further L/C Credit Extension occurring on or after the date of such determination).

         (c) RSA's rights under this Section 2.04, including its right to seek remedies following a failure by the Borrower to pay such amounts as are due and payable, including, without limitation, attachment of RSA's ratable share of the Collateral, shall not be subordinated to the rights of other Lenders under the Facilities, and may only be waived by RSA in its sole discretion.

         2.05 Prepayments.

         (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans and Facility to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

         (b) Mandatory. (i) If any Loan Party Disposes of any property or assets permitted by Section 7.06(a), (f), (j), (k), (l) or (m), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any Loan Party, provided, however, that (A) Net Cash Proceeds of $25,000 or less from any single transaction or related series of transactions shall not give rise to any prepayment under this Section 2.05(b)(i), (B) no mandatory prepayment shall be required until Net Cash Proceeds required to be prepaid hereunder exceeds, $1,000,000, (C) no such prepayment shall be required in respect of
Section 7.06(l) to the extent that such proceeds are reinvested in accordance with the terms of the relevant Collateral Documents, and (D) in the case of
Section 7.06(m), Net Cash Proceeds shall be determined in the aggregate for any transaction or series of related transactions (including Dispositions of different assets forming part thereof).

          (ii) Upon the issuance by any Loan Party of any of its capital stock or other Equity Interests to any Person other than another Loan Party (or the receipt of any capital contribution by any Loan Party from any Person other than another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any Loan Party.

          (iii) Upon the incurrence or issuance by any Loan Party of any Indebtedness to any Person other than another Loan Party (other than Indebtedness expressly permitted to be incurred or issued pursuant to
     Section 7.03(c)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any Loan Party.

          (iv) Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party and not otherwise included in clause (i),
     (ii) or (iii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any Loan Party.

          (v) If for any reason the Total Outstandings at any time exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Commitments then in effect.

          (vi) [Intentionally omitted.]

          (vii) Upon an Event of Loss concerning an Airframe (each as defined in the Aircraft Mortgage), the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of all net cash proceeds of any insurance claim received therefrom immediately upon receipt thereof by any Loan Party.

          (viii) Upon an Event of Loss concerning an Engine or Propeller (each as defined in the Aircraft Mortgage), the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of the net cash proceeds of any insurance claim received by any Loan Party, unless such Loan Party has (x) within 30 days after the occurrence of such Event of Loss, determined to apply such net cash proceeds to replace such Engine or Propeller, and (y) as soon as commercially reasonable and in any event within 90 days after the occurrence of such Event of Loss, has so applied such net cash proceeds or has entered into a binding contractual arrangement for such application.

          (ix) Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, firs to the Term Facility and, thereafter, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b).

          (x) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), (iii), (iv), (v), (vii), (viii) of this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full and, third, shall be used to Cash Collateralize the L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause
     (i), (ii), (iii), (iv), (v), (vii) or (viii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time and the L/C Obligations have been Cash Collateralized in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the "Reduction Amount") may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced as set forth in Section 2.06(b)(iii). Upon the drawing of any Letter of Credit which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

          (xi) Notwithstanding anything to the contrary contained in this
     Section 2.05(b), if, on any date on which a prepayment of Loans would otherwise be required pursuant to clause (i), (ii), (iii) or (iv) of this
     Section 2.05(b), the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such clauses to have been applied to prepay Loans from the date hereof through such date are less than or equal to the sum of (A) $25,000,000 plus (B) the aggregate amount of cash collateral holdbacks or reserves that may from time to time be released by IATA, Diners Club, Discover Card, NPC, ARC and American Express, the Borrower shall not be obligated to apply such Net Cash Proceeds or other amounts to prepay Loans.

         (c) Prepayments to Include Accrued Interest, Etc. All prepayments under this Section 2.05 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and
(ii) in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

         2.06 Termination or Reduction of Commitments.

         (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate without premium or penalty the unused portions of the Term Commitment, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment, or from time to time permanently reduce without premium or penalty the unused portions of the Term Commitment, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portions of the Term Commitment, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Commitments.

         (b) Mandatory. (i) Upon the Term Borrowing made immediately after the Milestone Two Achievement Date, no more Term Loans shall be made and the undrawn portion of the Term Facility, if any, shall be automatically and permanently cancelled.

          (ii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to
     Section 2.05(b)(i), (ii), (iii), (iv) or (vi) by an amount equal to the applicable Reduction Amount.

          (iii) If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the lesser of (A) the Borrowing Base and (B) the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

         (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitment, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment under this Section 2.06. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender's Pro Rata Share of the amount by which such Facility is reduced. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         2.07 Repayment of Loans.

         (a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

         (b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Advances outstanding on such date.

         2.08 Interest.

         (a) Interest Rate. Subject to the provisions of subsection (b) below,
(i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

         (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Loan on which such interest has accrued pursuant to clause (a) above and, in all other cases, on Base Rate Loans pursuant to clause (a) above.

         (c) Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment.

         2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

         (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which (i) in the case of the Term Lenders, the aggregate Term Commitments exceed the Outstanding Amount of Term Loans and (ii) in the case of the Revolving Credit Lenders, the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the last Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated monthly in arrears, and if there is any change in the Applicable Rate during any month, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect.

         (b) Other Fees. The Borrower shall pay to the Collateral Agent and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Commitment Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

         2.11 Evidence of Indebtedness.

         (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         (b) In addition to the accounts and records referred to in subsection
(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

         (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

         2.12 Payments Generally.

         (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Disbursement Account in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

         (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

          (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

          (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         (g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender's Pro Rata Share of the sum of (A) the aggregate principal amount of all Loans outstanding at such time and (b) the aggregate amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

         2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders; provided further that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

                                 ARTICLE III
                    TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01 Taxes.

         (a) Except as otherwise provided in this Section 3.01 or Section 12.15, any and all payments by the Borrower to or for the account of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Collateral Agent and each Lender, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, the Collateral Agent or such Lender, as the case may be, is organized or maintains its Lending Office or is otherwise a resident or doing business (other than a jurisdiction in which such Person is deemed to be doing business solely as a result of entering into, or performing its obligations under, any Loan Document); and (ii) taxes other than as a result of a change in applicable Law occurring after (A) the date that such Person became a party to this Agreement, or (B) with respect to an assignment, acquisition, grant of a participation or the appointment of a successor Administrative Agent or Collateral Agent, the effective date of such assignment, acquisition, participation or appointment, except to the extent that such Person's predecessor was entitled to such additional amounts (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as ("Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Collateral Agent or any Lender, then, except as otherwise provided in this Section 3.01 or Section 12.15, (i) the sum payable shall be increased as necessary so that after making all required deductions with respect to Taxes (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent, the Collateral Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to the Collateral Agent and such Lender, as applicable) the original or a certified copy of a receipt evidencing payment .thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property, intangible, mortgage recording taxes or similar charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Collateral Agent or any Lender, the Borrower shall also pay to the Administrative Agent, the Collateral Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent, the Collateral Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent, the Collateral Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, the Collateral Agent and such Lender, (ii) amounts payable under
Section 3.01(c) without duplication and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; but excluding amounts resulting from the failure to comply with the requirements of Section 12.05. Payment under this subsection (d) shall be made within 30 days after the date such Lender, the Collateral Agent or the Administrative Agent makes a demand therefor.

         (e) If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion, that is has actually received or realized any refund of tax, any reduction of, or credit against, its withholding or payment of any additional amount by the Borrower pursuant to this Section 3.01, such Person shall reimburse the Borrower in an amount equal to the net benefit, after tax, and net of all expenses incurred by such Person in connection with such refund, reduction, credit or recovery; provided that nothing in this Section 3.01(e) shall require any Person to make available its tax returns (or any other information relating to its taxes which it deems to be confidential or interfere with any Person's right to arrange its tax affairs in whatever manner it deems fit or to obligate any Person to claim any credit). The Borrower shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax or is not entitled to such reduction of, or credit against its tax liabilities.

         3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that by reason of circumstances arising after the date of this Agreement affecting the relevant market, adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

         3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

         (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office or is otherwise a resident or doing business (other than a jurisdiction in which such Person is deemed to be doing business solely as a result of entering into, or performing its obligations under, any Loan Document)), then from time to time, within five days of demand of such Lender by delivery of a certificate showing in reasonable detail the calculation of such amount and the basis therefor (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time, within five days of demand of such Lender by delivery of a certificate showing in reasonable detail the calculation of such amount and the basis therefor (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

         (c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the event or circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the event or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

         3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

         (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Such compensation shall not exceed an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

         For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06 Matters Applicable to All Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the basis therefor shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

         3.07 Survival. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                  ARTICLE IV
                   CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         4.01 Conditions to Closing. This Agreement shall become effective on and as of the first date on which all of the following conditions precedent shall have been satisfied or waived by the Administrative Agent and the
Lenders:

         (a) The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Administrative Agent, each of the Lenders and their respective legal counsel:

          (i) counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, duly executed by the appropriate Loan Parties;

          (ii) a copy of the Interim Order certified by the clerk of the Bankruptcy Court, which Interim Order shall be in the form attached to the Commitment Letter and shall not have been reversed, amended, supplemented, modified, stayed or vacated;

          (iii) a copy of the Bidding Procedures Order certified by the clerk of the Bankruptcy Court, which Bidding Procedures Order shall not have been reversed, amended, supplemented, modified, stayed or vacated; and

          (iv) a copy of the Investment Agreement certified as a true and correct copy thereof by a Responsible Officer of the Borrower;

         (b) Any fees required to be paid by any Loan Party pursuant to any Loan Document, the Commitment Letter or any Order on or before the Closing Date shall have been paid;

         (c) The Borrower shall have paid all Attorney Costs of the Administrative Agent and the Collateral Agent to the extent invoiced prior to or on the Closing Date;

         (d) The Administrative Agent shall be satisfied that the debtor-in-possession credit facility provided for by the Existing DIP Credit Agreement has been terminated, all obligations of the Loan Parties under the Existing DIP Credit Agreement have been repaid in full (other than contingent indemnity obligations) or will be repaid in full on the Closing Date and all Liens granted under or in connection with the Existing DIP Credit Agreement have been terminated, in each case on terms that are satisfactory to the Administrative Agent; and

         (e) The Existing Interim Order shall have been superceded and replaced by the Interim Order.

         4.02 Conditions to Milestone Two Achievement Date. The obligation of each Term Lender to make a Term Loan shall become effective on the first date (the "Milestone Two Achievement Date") on which all of the following conditions precedent shall have been satisfied:

         (a) The Closing Date shall have occurred;

         (b) [Intentionally omitted];

         (c) Either (i) execution of collective bargaining agreements containing concessions as reflected in the tentative labor agreements (or, in the case of IAMAW, if a tentative agreement has not been finalized, the draft tentative agreement) with the Borrower as delivered to the Administrative Agent and as existing as of the Petition Date by the following groups: (A) Airline Pilots Association, International ("ALPA"), (B) International Association of Machinists and Aerospace Workers ("IAMAW") relating to mechanics and related employees, and (C) Association of Flight Attendants ("AFA") or (ii) (A) (1) execution of a collective bargaining agreement with ALPA and AFA containing concessions as reflected in the tentative agreements between the Borrower and ALPA and between the Borrower and the AFA, as applicable, as delivered to the Administrative Agent and existing as of the Petition Date, and (2) the Bankruptcy Court has approved relief under Section 1113 or 1114 of the Bankruptcy Code with respect to the Borrower's and certain of its Affiliates' existing collective bargaining agreements with IAMAW and the Borrower is in a position to impose in its sole discretion terms and conditions of employment not materially inconsistent with the projected cost savings embodied in the tentative agreements (or if a tentative agreement has not been finalized, the draft tentative agreement) as delivered to the Administrative Agent and existing as of the Petition Date, and which is otherwise reasonably acceptable in form and substance to the Administrative Agent, and (B) in the sole judgment of the Administrative Agent, sufficient progress has been made by the Borrower in reaching a new collective bargaining agreement with IAMAW;

         (d) [Intentionally omitted];

         (e) Material compliance by the Borrower with requests, if any, by the ATSB with respect to its Application with the ATSB which contemplates the ATSB Loan as part of the refinancing for Obligations under the Loan Documents;

         (f) The Borrower having reached written agreements with each of NPC, ARC and American Express limiting the aggregate amount of the cash collateral holdbacks to an amount not materially inconsistent with the Borrower's business plan; and

         (g) The Borrower hereby notifies the Administrative Agent that the conditions precedent to the Milestone Two Achievement Date have been satisfied, and agrees to deliver after the Closing Date such evidence with respect thereto as the Administrative Agent may reasonably request.

         4.03 Conditions to Milestone Three Achievement Date. The obligation of each Revolving Credit Lender to make a Revolving Credit Loan and of the L/C Issuer to issue Letters of Credit (up to an aggregate Outstanding Amount not to exceed $50,000,000) shall become effective on the first date (the "Milestone Three Achievement Date") on which all of the following conditions precedent shall have been satisfied:

         (a) The Milestone Two Achievement Date shall have occurred;

         (b) Execution of collective bargaining agreements containing concessions reasonably acceptable in form and substance to the Administrative Agent by the following groups: (i) Communications Workers of America ("CWA"),
(ii) IAMAW relating to fleet service and passenger service employees, and
(iii) all of the Borrower's other unions, or the Bankruptcy Court has approved relief under Section 1113 or 1114 of the Bankruptcy Code with respect to the Borrower's existing collective bargaining agreements with such groups and the Borrower is in a position to impose in its sole discretion terms and conditions of employment which embody cost savings to the Borrower reasonably acceptable in form and substance to the Administrative Agent; and

         (c) The Borrower hereby notifies the Administrative Agent that the conditions precedent to the Milestone Three Achievement Date have been satisfied, and agrees to deliver after the Closing Date such evidence with respect thereto as the Administrative Agent may reasonably request.

         4.04 Conditions to Milestone Four Achievement Date. The obligation of each Revolving Credit Lender to make a Revolving Credit Loan and of the L/C Issuer to issue Letters of Credit to the extent that such Loan or Letter of Credit would cause the Outstanding Amount under the Revolving Credit Facility to exceed $50,000,000 shall become effective on the first date (the "Milestone Four Achievement Date") on which all of the following conditions precedent shall have been satisfied:

         (a) The Milestone Three Achievement Date shall have occurred; (b) The minimum statutory and regulatory objection/review (as applicable) periods, if any, shall have expired with respect to the Borrower's alliance with United Air Lines, Inc. and neither the DOT nor any other applicable Governmental Authority or third party has filed any objection, which is material in the reasonable judgment of the Administrative Agent, to such alliance which has not been resolved;

         (c) Banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent and the Borrower having delivered commitments to lend at least $100,000,000 of the approximately $1,000,000,000 loan (the "ATSB Loan") to be guaranteed in part by the ATSB, provided that such committed amount shall not be guaranteed by the ATSB;

         (d) (i) Written confirmation from the ATSB to the Administrative Agent that (x) it has conditionally approved the issuance of the ATSB Guaranty to support the ATSB Loan subject to approval by the Bankruptcy Court of a Reorganization Plan reasonably acceptable to the ATSB, and (y) it has approved a substantially final draft of the plan of reorganization and disclosure statement to be filed in the Cases, and (ii) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that it is likely to satisfy all of the conditions to the issuance of the ATSB Guaranty;

         (e) The entry of the Final Order which shall not have been reversed, amended, supplemented, modified, stayed or vacated; and

         (f) The Borrower shall have delivered to the Administrative Agent a notice that the conditions precedent to the Milestone Four Achievement Date have been satisfied, together with such evidence with respect thereto as the Administrative Agent may reasonably request.

         4.05 Conditions to all Credit Extensions. The obligation of each Lender or the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

         (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.05, the representations and warranties contained in subsections (a) and (b) of Section
5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

         (b) No Default shall exist or would result from such proposed Credit Extension.

         (c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

         (d) After giving effect to such Credit Extension, the Borrowing Base (as reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent) shall exceed the Total Outstandings.

         (e) No material work disruptions or stoppages by employees of any of the Loan Parties shall have occurred and be continuing.

         (f) Other than for the making of the Loans on the Closing Date, the Final Order shall be in full force and effect, and shall not have been reversed, amended, supplemented, modified, stayed or vacated.

         Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.05(a),
(b), (d), (e), and (f) have been satisfied on and as of the date of the applicable Credit Extension.

         4.06 Information Requests. The Borrower shall notify the Administrative Agent at least five but no more than ten Business Days prior to the anticipated Milestone Four Achievement Date. The Administrative Agent may reasonably request the Borrower to provide additional information relating to the conditions to be satisfied on the Milestone Four Achievement Date, no later than three Business Days after the date of such notification, so long as the Borrower would reasonably be expected to be able to provide such information by the Milestone Four Achievement Date. The Borrower will use its commercially reasonable efforts to provide such information promptly, and in any event no later than the Milestone Four Achievement Date.

                                  ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Administrative Agent and the Lenders that:

         5.01 Existence, Qualification and Power; Compliance with Laws; "Air Carrier Status". Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry of the DIP Financing Orders has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and, subject to the entry of the Bidding Procedures Order, the Investment Agreement and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or
(c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Each of US Airways, Inc., MidAtlantic Airways, Inc., Allegheny Airlines, Inc., PSA Airlines, Inc. and Piedmont Airlines, Inc. is an "air carrier" within the meaning of Section 40102 of Title 49 and, except for MidAtlantic Airways, Inc., holds a certificate under Section 41102 of Title 49 or a commuter air carrier authorization; provided, however, that prior to resuming scheduled service, MidAtlantic Airways, Inc. will have secured a certificate under Section 41102 of Title 49 or reactivated its commuter air carrier authorization. Each such Person (other than MidAtlantic Airways, Inc.) holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49; provided, however, that prior to resuming scheduled service, MidAtlantic Airways, Inc. will have reactivated its air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower and each Subsidiary that is an "air carrier" are each a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49 (a "United States Citizen"). The Borrower and each Subsidiary that is an "air carrier" possess all necessary certificates, franchises, licenses, permits, rights, authorizations and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

         5.02 Authorization; No Contravention. Following the entry of, and giving effect to, the DIP Financing Orders (in the case of the Loan Documents) and the Bidding Procedures Order (in the case of the Investment Agreement), the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party and, with respect to the Borrower, the Investment Agreement, and the consummation of the Transaction, are within such Loan Party's corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Post-Petition Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. No Loan Party is in breach of any such Contractual Obligation, the breach of which could be reasonably likely to have a Material Adverse Effect.

         5.03 Governmental Authorization; Other Consents. Following the entry of, and giving effect to, the DIP Financing Orders (in the case of the Loan Documents) and the Bidding Procedures Order (in the case of the Investment Agreement), no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the Investment Agreement, or for the consummation of the Transaction (except for those required in connection with consummation of the transactions contemplated by the Investment Agreement), (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the requisite priority set forth in the DIP Financing Orders) except in each case for such consents, exemptions, authorizations, approvals, actions, notices and filings listed on Schedule
5.03 hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction (except for those required in connection with consummation of the transactions contemplated by the Investment Agreement) have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

         5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, subject to the entry of the Interim Order or Final Order by the Bankruptcy Court, as applicable, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

         5.05 Financial Statements; No Material Adverse Effect.

         (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof required to be disclosed by GAAP, including liabilities for taxes, material commitments and Indebtedness.

         (b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated June 30, 2002, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

         (c) Except for the filing of the Cases, since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Change.

         (d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 4.01 or 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

         5.06 Litigation. Other than the Cases, except as has been publicly disclosed in any filing made by the Borrower or any other Loan Party with the SEC between December 31, 2001 and the date of this Agreement and except as otherwise set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents, the Investment Agreement or the Transaction is not restrained or enjoined (either temporarily, preliminary or permanently). There are no actions, suits or proceedings pending that challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or any of the Orders or which seek to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any of the Orders or any payment made pursuant thereto.

         5.07 No Default. Neither the Borrower nor any other Loan Party is in default under or with respect to, or a party to, any Post Petition Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the execution, delivery or performance of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

         5.08 Ownership of Property.

         (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold or subleasehold interests in, all real property necessary to or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Liens on Eligible Collateral, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the Eligible Collateral subject thereto. The Eligible Collateral is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

         (c) [Intentionally omitted].

         (d) [Intentionally omitted].

         (e) [Intentionally omitted].

         (f) Set forth on Schedule 5.08(f) hereto is a complete and accurate list of all Slots held by any Loan Party on the date hereof.

         (g) Set forth on Schedule 5.08(g) hereto is a complete and accurate list of all airport gate leaseholds contracted or licensed to any Loan Party on the date hereof located at the top ten airports at which the Loan Parties conduct operations, plus airport gate leaseholds used by the Loan Parties at the Atlanta and Dallas-Fort Worth airports.

         5.09 Environmental Compliance.

         (a) The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such effects of Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Except as otherwise set forth on Schedule 5.09, none of the properties currently owned or operated by any Loan Party, and, to the best of the Borrower's knowledge, formerly owned or operated by any Loan Party, is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the Borrower's knowledge, on any property formerly owned or operated by any Loan Party, which treatment, storage or disposal could individually, or in the aggregate reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned by any Loan Party as could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and to the best of the Borrower's knowledge Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party in each case as could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         (c) Except as otherwise set forth on Schedule 5.09, no Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in Material Adverse Effect.

         5.10 Insurance. The properties of the Loan Parties are insured or reinsured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

         5.11 Taxes. Except as otherwise set forth on Schedule 5.11(a): (a) the Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid or made adequate provision for payment of all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except, in each case, those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; (b) there is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect; and (c) no Loan Party is party to any tax sharing agreement with any Person other than another Loan Party, other than tax indemnity agreements in leasing transactions.

         5.12 ERISA Compliance.

         (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except events that could not reasonably be expected to result in a Material Adverse Change. Each Plan that is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the IRS or an application for such a letter has been filed with the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. As of the date of this Agreement, each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

         (c) (i) Other than the filing of the Cases and events related to such filing, no ERISA Event has occurred or is reasonably expected to occur; (ii) the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $648,000,000 the fair market value of the assets of all such underfunded Pension Plans, and, as of the date of this Agreement, the "funded current liability percentage," as defined in Section 412(l)(8) of the Code, of each Pension Plan, based on the most recent actuarial valuation report of such plan (January 1, 2001), equals or exceeds 81.7%; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

         5.13 Subsidiaries; Equity Interests. As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Part
(a) of Schedule 5.13 and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule
5.13 free and clear of all Liens except those created under the Collateral Documents. Set forth in Part (b) of Schedule 5.13 is a complete and accurate list of all Investments (other than (i) Cash Equivalents and (ii) those Investments set forth in Part (a) of Schedule 5.13) held by any Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof. Each Loan Party has no equity investments in any other corporation or entity other than those specifically disclosed in Part (a) or Part (b) of Schedule 5.13.

         5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

         (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

         5.15 Disclosure. (a) All written information that has been made available to the Administrative Agent or any Lender by the Borrower or any of its representatives in connection with the transactions contemplated hereby is, taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made and (b) all financial projections, if any, that have been prepared by the Borrower and made available to the Administrative Agent or any Lender have been prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such financial projections, it being understood that no assurance is given that the results forecasted in the projections will in fact be achieved and that the projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries.

         5.16 Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.17 Intellectual Property Licenses, Etc.

         (a) The Loan Parties own all right, title and interest in and to, or possess the right to use, the Intellectual Property Collateral (as defined in Section 10.01(f)) that are reasonably necessary for the operation of their respective businesses.

         (b) To the best knowledge of the Loan Parties, the operation of their respective businesses as currently conducted, or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not infringe, misappropriate, conflict with, or otherwise violate the rights of any other Person. The Intellectual Property Collateral is subsisting and has not been adjudicated invalid or unenforceable in whole or in part, and to the best knowledge of the Loan Parties, is valid and enforceable.

         (c) Except as specifically disclosed in Schedule 5.17(c), no claim or litigation has been asserted or is pending or, to the best knowledge of the Loan Parties, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, alleging that the Loan Parties' rights in or use of the Intellectual Property Collateral or the operation of the businesses of the Loan Parties infringe, misappropriate, or otherwise violate the rights of any other Person. To the best knowledge of the Loan Parties, no Person is engaging in any activity that infringes, misappropriates, or otherwise violates the Intellectual Property Collateral.

         (d) With respect to each IP Agreement (as defined in Section 10.01(f)): (i) such IP Agreement is valid and binding and in full force and effect; (ii) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (iii) the Borrower has not received any notice of termination, cancellation or received any notice of a breach or default under such IP Agreement; (iv) except as set forth on Schedule 5.17(d), the Borrower has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (v) neither the Borrower nor, to the best of the Borrower's knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the best of the Borrower's knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

         5.18 [Intentionally omitted.]

         5.19 Eligible Borrower. The information set forth in the certificate delivered to the ATSB (as described in Section 6.26(a)(x) remains true and correct in all material respects, other than the information set forth in paragraph 7 of such certificate.

         5.20 Security/Priority.

         (a) On and after the Closing Date and the entry of the DIP Financing Orders and after giving effect thereto, the provisions of the Loan Documents and the DIP Financing Orders are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the DIP Financing Orders) in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral.

         (b) On and after the entry of the DIP Financing Orders and after giving effect thereto, all Obligations owing by the Borrower under the Facility and by the Guarantors in respect thereof will be secured by:

          (i) subject to the Carve-Out and Permitted Senior Liens, first priority liens granted to the Collateral Agent on behalf of the Administrative Agent, the Collateral Agent and the Lenders pursuant to
     Section 364(c)(2) of the Bankruptcy Code on all real, personal and mixed property of the Borrower and the Guarantors, other than Excluded Assets, that is not subject to valid and perfected liens on the Petition Date or to valid liens in existence on the Petition Date that subsequently are perfected pursuant to Section 546(b) of the Bankruptcy Code; and

          (ii) subject to the Carve-Out and Permitted Senior Liens, pursuant to Section 364(c)(3) of the Bankruptcy Code, best priority liens granted to the Collateral Agent on behalf of the Administrative Agent, the Collateral Agent and the Lenders on all real, personal and mixed property of the Borrower and the Guarantors (other than Excluded Assets and Section 1110 Assets) that is subject to valid and perfected liens in existence on the Petition Date or to valid liens in existence on the Petition Date that subsequently are perfected pursuant to Section 546(b) of the Bankruptcy Code, subject only to such existing or subsequently perfected liens.

         (c) On and after the entry of the DIP Financing Orders and after giving effect thereto, all Obligations owing by the Borrower under the Facility and by the Guarantors in respect thereof will be, subject to the Carve-Out, an allowed administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code in each of the Cases having priority over all administrative expenses of the kind specified in, or arising under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507, 546(c) or 726 thereof) whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.

         5.21 Entry of the Orders. The Interim Order was approved by the Bankruptcy Court from the bench on September 26, 2002 and entered by the Bankruptcy Court on October 1, 2002 and has not have been stayed, amended, vacated, reversed or rescinded in any respect. On the date of the making of any Loan or issuance of any Letter of Credit, the Interim Order or the Final Order, as the case may be, will have been entered and will not have been amended, stayed, vacated or rescinded in any respect that is adverse to the Lenders. Upon the maturity (whether by the acceleration or otherwise) of any of the Obligations of the Borrower and each Guarantor hereunder and under the other Loan Documents, the Lenders shall, subject to the provisions of Section 8.02, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

         5.22 Slot Utilization. The Borrower and its Subsidiaries are utilizing the Slots in a manner consistent with applicable regulations and contracts in order to preserve the value of the Slots, taking into account any waivers or other relief granted to the Borrower and/or its Subsidiaries by the FAA. None of the Borrower or any of its Subsidiaries has received any notice from the FAA, or is aware of any other event or circumstance, that would be reasonably likely to impair the Slots or the value thereof.

         5.23 Representations and Warranties as to Collateral. (a) Each Loan Party's exact legal name, as defined in Section 9-503(a) of the Uniform Commercial Code, is correctly set forth in Schedule 5.23(a)(1) hereto. Each Loan Party has only the trade names, domain names and marks listed on Schedule B of the Intellectual Property Security Agreement. Each Loan Party is located (within the meaning of Section 9-307 of the Uniform Commercial Code) and has its chief executive office in the state or jurisdiction set forth in Schedule 5.23(a)(1) hereto. The information set forth in Schedule 5.23(a)(1) hereto with respect to each Loan Party is true and accurate in all respects. Except as set forth in Schedule 5.23(a)(1), no Loan Party has previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number during the 5 years preceding the execution of this Agreement from those set forth in Schedule 5.23(a)(1) hereto except as disclosed in Schedule 5.23(a)(2) hereto.

         (b) [Intentionally omitted].

         (c) Each Loan Party is the legal and beneficial owner of the Eligible Collateral of such Loan Party free and clear of any Lien of others, except for Permitted Liens.

         (d) Except for possessory interests of landlords and warehousemen, each Loan Party has exclusive possession and control of the Equipment. In the case of Equipment located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Equipment, (ii) to the best knowledge of any Loan Party, issued any document for any of any Loan Party's Equipment and
(iii) to the best knowledge of any Loan Party, received notification of any secured party's interest (other than the security interest granted hereunder) in any Loan Party's Equipment.

         (e) The Pledged Equity of any Subsidiary of any Loan Party pledged by each Loan Party hereunder has been duly authorized and validly issued and is fully paid and non-assessable. If any Loan Party is an issuer of Pledged Equity, such Loan Party confirms that it has received notice of such security interest. To the best of such Loan Party's knowledge, the Pledged Debt pledged by each Loan Party hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes and is not in default.

         (f) The Pledged Equity of any Subsidiary of any Loan Party pledged by each Loan Party constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto. The Pledged Debt constitutes all of the outstanding indebtedness owed to each Loan Party by the issuers thereof and, as of the Closing Date, is outstanding in the principal amount indicated on Schedule I hereto.

                                  ARTICLE VI
                            AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Loan Party to:

         6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail consistent with comparable reports delivered to the Administrative Agent or otherwise reasonably satisfactory to the Administrative Agent:

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified in any material respect except with respect to the Cases or a "going concern" or like qualification or exception;

         (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer or the Chief Financial Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

         (c) as soon as available, but in any event within 30 days after the end of each month (except for the months ending August 31, 2002 and September 30, 2002, in which case the financial statements required by this Section 6.01(c) shall be delivered no later than November 15, 2002), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and a consolidated statement of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, all in reasonable detail and duly certified by the Chief Executive Officer or the Chief Financial Officer of the Borrower;

         (d) as soon as available, but no more than five (5) Business Days after the end of each calendar week (i) the operating metrics for such week for the Borrower and its Subsidiaries and (ii) an updated 13 week rolling cash flow projection, together with a reconciliation of such cash flows to actual results;

         (e) as soon as available, but no more than five (5) Business Days after the end of each calendar week (i) a cash balance report for such calendar week, which report shall show, among other things, the aggregate amount of cash and Cash Equivalents that any of the Loan Parties has unrestricted access to on each day of such calendar week, and the aggregate amount of cash that the Loan Parties are restricted from accessing on each day of such calendar week, (ii) a flash cash report as of the day preceding such report, and (iii) until the August 2002 financial statements are delivered, a financial and operations flash report for such period as the Administrative Agent may request;

         (f) as soon as available, but in any event within 5 (five) days after the end of each month, a report that shall demonstrate the computations used by the Borrower in determining compliance with the covenant contained in
Section 7.11(b) for such month; and

         (g) as soon as available, but in any event within fifteen (15) days after the end of each month, a report, in form and substance acceptable to the Administrative Agent, that contains a detail of the invoiced and unpaid professional fees and expenses and UST/Clerk Fees.

         6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail consistent with comparable reports previously delivered to the Administrative Agent or otherwise reasonably satisfactory to the Administrative Agent:

         (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of its independent certified public accountants certifying such financial statements and stating that in making the regular audit of the business of the Borrower and its Subsidiaries no knowledge was obtained of any Default under Sections 7.03, 7.11 or 7.12 hereof or, if any such Default shall exist, stating the nature and status of such event, provided that no such certificate shall be required if prohibited by applicable accounting literature;

         (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

         (c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;

         (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

         (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

         (f) as soon as available and in any event within 30 days after the end of each fiscal quarter, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

         (g) promptly and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

         (h) promptly upon request of the Administrative Agent, copies of all notices, requests, pleadings and other documents received by any Loan Party (and not otherwise distributed to the Lenders) under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

         (i) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

         (j) promptly upon receipt thereof, copies of each certificate or order issued by the DOT and the applicable foreign aviation authority with respect to Pledged Routes (as defined in the Slot Security Agreement);

         (k) as soon as available and in any event within 10 days after the end of each month, a Borrowing Base Certificate, as at the end of the previous month, certified by the Chief Financial Officer of the Borrower;

         (l) as soon as available in any event on the date which occurs six months after the Closing Date and every six months thereafter, an appraisal by the Approved Appraiser with respect to Eligible Collateral, other than Eligible Receivables and (if otherwise delivered pursuant to Section 6.02(m)) Eligible Parts;

         (m) in the discretion of the Administrative Agent and the Collateral Agent, as soon as available in any event on the date which occurs three months after the Closing Date and every three months thereafter, an appraisal by the Approved Appraiser with respect to Eligible Parts;

         (n) commencing on November 1, 2002, unless the FAA extends the waiver of the minimum slot usage requirement, then commencing on the date on which such waiver expires, on the fifth Business Day following the end of each seven-day reporting period (or, with respect to the final report to be delivered in any two-month period, following the end of such two-month period), a slot utilization report conforming to the Slot Reporting Guidelines for the most recently completed reporting period, showing, for each airport and time allotment set forth in Schedule 6.02(n), the percentage utilization for the Slots for such airport during such time allotment for the cumulative period ending on the last day of such reporting period, certified by the Chief Executive Officer or Chief Financial Officer of the Borrower and stating that the Loan Parties are conducting their operations and monitoring Slot usage in a manner such that the Loan Parties should be able to meet the Use or Lose Rule for Eligible Slots with respect to the applicable two-month FAA reporting period;

         (o) promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Loan Parties with the Bankruptcy Court in the Cases, or distributed on behalf of any of the Loan Parties to any Committee, providing copies of the same to the Lenders and counsel for the Administrative Agent;

         (p) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; (q) promptly, and in any event no later than 15 days after the Closing Date, a schedule listing all locations at which $5,000,000 or more of Equipment of any Loan Party is located; and

         (r) promptly to the Administrative Agent, copies of all material amendments, modifications, changes, waivers, consents or approvals between RSA and the Borrower in connection with the Investment Agreement.

         Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 12.02; or
(ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(c) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         6.03 Notices. Promptly notify the Administrative Agent:

         (a) of the occurrence of any Default;

         (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Post-Petition Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;

         (c) of the occurrence of any ERISA Event;

         (d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;

         (e) of the (A) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory repayment pursuant to
Section 2.05(b)(i), (B) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(ii), (C) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(iii), (D) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory repayment pursuant to
Section 2.05(b)(iv) and (E) receipt of any funds from IATA, Diners Club, Discover Card, American Express, NPC or ARC;

         (f) of any public announcement by Moody's or S&P of any change in a rating of either Facility;

         (g) of a material breach of the Use or Lose Rule; and

         (h) of the satisfaction of the conditions precedent to the Milestone Four Achievement Date.

         Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to
Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

         6.04 Payment of Obligations. Pay, discharge or satisfy within 30 days after the same shall become due and payable, all its obligations and liabilities of whatever nature that constitute administrative expenses under
Section 503(b) of the Bankruptcy Code, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets attributed to the period after the Petition Date to the extent permitted or required by the Bankruptcy Code or the Bankruptcy Court to be paid, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, within 30 days after the same shall become due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness unless, in each case, (i) the Bankruptcy Code or an order of the Bankruptcy Court precludes making such payment or (ii) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party.

         6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by
Section 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

         6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance or reinsurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (including, without limitation, casualty insurance or reinsurance on its aircraft at the appraised value and flood insurance or reinsurance if required by the Mortgages) and providing for not less than 30 days' prior notice to the Administrative Agent and the Collateral Agent of termination, lapse or cancellation of such insurance or reinsurance.

         6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, without limitation, ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries consistent with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

         6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and the Collateral Agent and representatives of each Lender, at the expense of the Borrower, to (a) visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with the Borrower having the right to have a representative present at all such communications) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (b) conduct semi-annual (and, with respect to parts, quarterly in the discretion of the Administrative Agent and the Collateral Agent) field examinations of the Collateral; provided, however, that when an Event of Default exists the Administrative Agent, Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

         6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to repay the obligations under the Existing DIP Credit Agreement, to provide general working capital and to pay ordinary operating costs and expenses of the Loan Parties during the Availability Period, including payments to third parties that are necessary to cure defaults, to the extent permitted by the Bankruptcy Code or the Bankruptcy Court.

         6.12 Covenant to Give Security. Except where prohibited by Applicable Laws (including insurance regulations applicable to Airways Assurance Limited), upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, and without further order or application to the Bankruptcy Court, within 10 days after such request (and the delivery by the Administrative Agent of the requested form of documentation), duly execute and deliver to the Administrative Agent pledges or other security agreements covering the stock and assets of each Subsidiary of the Borrower qualifying as a CFC to the extent such stock and assets are not already pledged to the Collateral Agent and in all assets acquired by any of the Loan Parties after the Closing Date to the extent such assets are not already pledged to the Collateral Agent, in each case, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations under the Loan Documents of the applicable Loan Party executing such pledge or security agreement.

         6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

         6.14 Preparation of Environmental Reports. At the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter their respective properties to undertake such an assessment.

         6.15 Further Assurances. Promptly upon request by the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or the Orders, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and under the Orders and
(iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document, the Orders or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

         6.16 Compliance with Terms of Leaseholds. Make all Post-Petition payments and otherwise perform all obligations in respect of all leases of real property (including, without limitation, arrangements with respect to airport gate leaseholds to which the Borrower or any of its Subsidiaries is a party), to the extent necessary to keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

         6.17 Cash Management System; Controlled Accounts. Maintain and cause each of its Subsidiaries to maintain (a) a cash management system reasonably acceptable to the Administrative Agent and the Collateral Agent and (b) from and after the date of the Final Order, all cash in Controlled Accounts; provided that (i) the Loan Parties shall be permitted to maintain up to an aggregate amount of $35,000,000 in accounts that are not Controlled Accounts but that have been disclosed to the Administrative Agent; (ii) the Loan Parties shall be permitted to maintain cash in Trust Accounts, to the extent consistent with current practices; (iii) to the extent consistent with agreements with IATA, Diners Club, Discover Card, NPC, ARC and American Express, the Loan Parties shall be permitted to hold accounts with such Persons so long as the amounts on deposit in such accounts are intended solely to cash collateralize holdback obligations and other obligations in connection with payments of credit card processing or clearinghouse services to NPC, ARC, American Express, IATA, Diners Club or Discover Card; (iv) the Loan Parties shall be permitted to maintain cash in accounts with the L/C Issuer so long as the aggregate amount on deposit in all such accounts (A) does not exceed 100% of the maximum available amount under all Letters of Credit and (B) is intended solely to cash collateralize obligations in connection with outstanding Letters of Credit; and (v) the Loan Parties shall be permitted to maintain cash in accounts that are not Controlled Accounts to the extent that such accounts are subject to a Lien permitted by Section 7.01(b) (but only to the extent any such Lien was cash collateralized on the Petition Date),
Section 7.01(e), Section 7.01(f) (except with respect to any cash collateralization in respect of Swap Contracts), Section 7.01(l), Section 7.01(o) and Section 7.01(q).

         6.18 [Intentionally omitted].

         6.19 [Intentionally omitted].

         6.20 FAA and DOT Matters; Citizenship. (a) Maintain at all times its status at the DOT, as applicable, as an "air carrier" within the meaning of
Section 40102(a)(2) of Title 49, and, except for MidAtlantic Airways, Inc., hold a certificate under Section 41102 of Title 49, or a commuter air carrier authorization, as applicable; provided, however, that prior to resuming scheduled service, MidAtlantic Airways, Inc. shall secure a certificate under
Section 41102 of Title 49 or reactivate its commuter air carrier authorization; (b) at all times hereunder be a citizen of the United States as defined by Section 40102(a)15 of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; (c) maintain at all times its status at the FAA as an air carrier and hold air carrier operating certificates and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119, 121 or 135 as currently in effect or as may be amended or recodified from time to time, provided, however, that prior to resuming scheduled service, MidAtlantic Airways, Inc. shall reactivate its air carrier certificate issued pursuant to Chapter 447 of Title 49; and (d) possess and maintain, and cause each other Loan Party to possess and maintain, all necessary consents, franchises, licenses, permits, rights, concessions, authorizations and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (d), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

         6.21 Slot Utilization. For each period described in the table below during each two-month period beginning on each January 1, March 1, May 1, July 1, September 1 and November 1, commencing November 1, 2002 (unless the FAA extends the waiver of the minimum slot usage requirements, then commencing on the date on which such waiver expires), each Loan Party shall utilize its Slots (other than Secondary Slots and Excluded Slots) for each airport and time allotment described in Schedule 6.02(n) at a percentage of not less than the percentage set forth for such period below:

---------------------------- ----------------------------------- -------------------------- -----------------------------
                             Each Hour Slot Time Allotment at    Each Half-Hour             Each Half-Hour
                             Ronald                              Arrival Slot Time          Departure Slot Time
Period                       Reagan Washington                   Allotment at               Allotment at
                             National Airport                    LaGuardia Airport          LaGuardia Airport
---------------------------- ----------------------------------- -------------------------- -----------------------------

First 7 days                 0%                                  0%                         0%
---------------------------- ----------------------------------- -------------------------- -----------------------------
First 14 days                30%                                 30%                        30%
---------------------------- ----------------------------------- -------------------------- -----------------------------
First 21 days                50%                                 50%                        50%
---------------------------- ----------------------------------- -------------------------- -----------------------------
First 28 days                55%                                 55%                        55%
---------------------------- ----------------------------------- -------------------------- -----------------------------
First 35 days                60%                                 60%                        60%
---------------------------- ----------------------------------- -------------------------- -----------------------------
First 42 days                65%                                 65%                        65%
---------------------------- ----------------------------------- -------------------------- -----------------------------
First 49 days                75%                                 75%                        75%
---------------------------- ----------------------------------- -------------------------- -----------------------------
Full Two-Months              80%                                 80%                        80%
---------------------------- ----------------------------------- -------------------------- -----------------------------


Each Loan Party shall be permitted to designate up to two seasonal schedule changes per calendar year (the seven day period during which a seasonal schedule change is implemented being, an "Excluded Period"). No Loan Party shall be required to comply with this Section 6.21 during the first period specified in the table above in which a seasonal schedule change is implemented. In addition, for purposes of calculating compliance with this
Section 6.21, Slot utilization for an Excluded Period shall be excluded from the calculations for the first two full periods, if any, following the date on which the applicable seasonal schedule change is implemented.

         6.22 ATSB Information Requests. Comply with any reasonable request from the ATSB for information in connection with the Application.

         6.23 Rating. Use best efforts to obtain a rating for the Term Facility and the Revolving Credit Facility from S&P and Moody's as soon as practicable.

         6.24 Gate Utilization. Utilize all of its airport gate leaseholds at LaGuardia Airport and Ronald Reagan Washington National Airport in a manner sufficient to comply with applicable lease provisions governing such airport gate leaseholds.

         6.25 Disclosure Statement and Plan of Reorganization. File with the Bankruptcy Court the disclosure statement (with a plan of reorganization attached as an exhibit thereto) for all of the Cases, in each case on terms satisfactory to the Administrative Agent, on or prior to December 31, 2002, and receive approval of the Bankruptcy Court of such disclosure statement a (with a plan of reorganization attached as an exhibit thereto) on or prior to March 15, 2003.

         6.26 Covenant for Post-Closing Deliveries.

         (a) Deliver to the Administrative Agent, as soon as available and in any event not later than the earlier of (x) the day before the hearing for the Final Order and (y) 15 days after the Closing Date (or such later date as may be approved by the Agents and RSA):

          (i) a Revolving Credit Note executed by the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note and a Term Note executed by the Borrower in favor of each Term Lender requesting a Term Note;

          (ii) Each of the following:

         (A) to the extent consisting of shares of stock or other certificated securities, certificates representing the Initial Pledged Equity accompanied by undated stock powers executed in blank;

         (B) evidence of the insurance required by the terms of this Agreement and the other Loan Documents; and

         (C) completed requests for information, dated on or before the Closing Date, listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements;

               (iii) an intellectual property security agreement, in substantially the form of Exhibit G (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the "Intellectual Property Security Agreement"), duly executed by each Loan Party;

               (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

               (v) such documents and certifications as the Administrative Agent and the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing in its jurisdiction of organization;

               (vi) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit H-1;

               (vii) a favorable opinion of Howard L. Wu, Esq., Managing Director and Associate General Counsel of US Airways, Inc., addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit H-2;

               (viii) a favorable opinion of DeBee Gilchrist & Lidia, special aviation counsel to the Lenders with regard to, among other things,
          (A) the granting of a security interest and perfection of the security interest in Eligible Aircraft and Eligible Engines owned by the Loan Parties in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties and (B) the absence of Liens on Eligible Aircraft and Eligible Engines on which the Collateral Agent, for the benefit of the Secured Parties, is entitled to have a first priority Liens, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

               (ix) a certificate of a Responsible Officer of each Loan Party either (A) listing all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

               (x) a copy of the certificate of the Borrower to the ATSB certifying that the Borrower is an "eligible borrower" within the meaning of the Air Transportation Stabilization Act and Regulations, does not have any outstanding delinquent federal debt (including tax liabilities) and the Application complies with the requirements of the Air Transportation Stabilization Act and Regulations;

               (xi) a slot, gate and route security agreement, in substantially the form of Exhibit K (together with each other slot, gate and route security agreement and slot, gate and route security agreement supplement delivered pursuant to Section 6.12, in each case as amended (the "Slot Security Agreement"), duly executed by each Loan Party that owns Slots as of the Closing Date;

               (xii) an aircraft mortgage and security agreement, in substantially the form of Exhibit L (together with each other aircraft mortgage and security agreement and aircraft mortgage and security agreement supplement delivered pursuant to Section 6.12, in each case as amended (the "Aircraft Mortgage") duly executed by each Loan Party that owns aircraft, engines or parts referred to therein as of the Closing Date;

               (xiii) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the date which is 15 days after the Closing Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent and the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created hereunder, covering the Collateral described in Article X;

               (xiv) completed requests for information listing the financing statements referred to in clause (i) above and all other effective financing statements filed in the jurisdictions referred to in clause (i) above that name any Loan Party as debtor, together with copies of such other financing statements, as well as all FAA filings for aircraft, engines and parts covered by the Aircraft Mortgages;

               (xv) deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit F (with such changes as may be required to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and covering the properties located in Philadelphia, Pennsylvania and Orlando, Florida (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the "Mortgages"), duly executed by the appropriate Loan Party;

               (xvi) [Intentionally Omitted];

               (xvii) evidence that appropriate filings in the United States Patent and Trademark Office and the United States Copyright Office have been made in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement, and

               (xviii) favorable opinions of local counsel in States in which the Mortgaged Properties are located, with respect to the enforceability of the Mortgages and any related fixture filings substantially in the form of Exhibit H-3, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

         (b) Deliver to the Administrative Agent, as soon as available and in any event not later than 60 days after the Closing Date (or such later date as may be approved by the Agents):

               (i) to the extent currently in the possession of the Borrower, American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent, the Collateral Agent and the Lenders and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent, the Collateral Agent and the Lenders by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent, the Collateral Agent and the Lenders,

               (ii) an appraisal of each of the properties described in the Mortgages to the extent required by, and complying with, the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent and the Collateral Agent and otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent, and

               (iii) evidence as to (1) whether any property subject to a Mortgage (a "Mortgaged Property") is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and (2) if any Mortgaged Property is a Flood Hazard Property, (a) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (b) the applicable Loan Party's written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (c) copies of insurance policies or certificates of insurance of the Loan Parties evidencing flood insurance satisfactory to the Administrative Agent and the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Lenders.

         (c) Deliver to the Administrative Agent, as soon as available and in any event not later than the date on which the Final Order is entered by the Bankruptcy Court, control agreements duly executed by each depositary bank at which a Controlled Account is maintained, in form and substance satisfactory to the Administrative Agent.

         (d) Use commercially reasonable efforts to promptly obtain the consent of the applicable Governmental Authorities to the pledge to the Collateral Agent of 66% of the Voting Foreign Stock and 100% of the Non-Voting Foreign Stock of Airways Assurance Limited and, if such consent is obtained, taking all actions reasonably requested by the Collateral Agent to evidence a first priority perfected security interest in such Voting Foreign Stock and Non-Voting Foreign Stock.

         (e) Use best efforts to deliver to the Administrative Agent, as soon as available and in any event not later than November 13, 2002, the original of stock certificate number 144 issued by Aeronautical Radio, Inc. to US Airways, Inc. for 900 shares of capital stock or a replacement thereof, together with an undated stock power executed in blank by US Airways, Inc.

                                  ARTICLE VII
                              NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:

         7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

         (a) Liens pursuant to any Loan Document;

         (b) Liens existing on the Petition Date;

         (c) Liens for taxes, assessments or governmental charges or claims not delinquent for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

         (d) Liens of landlords, carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

         (e) Liens incurred or pledges or deposits in the ordinary course of business made in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

         (f) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases (real and personal) (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance and return of money (but not borrowed money) bonds, reimbursement obligations and chargeback rights of Persons performing credit card processing services for a Loan Party and other obligations of a like nature incurred in the ordinary course of business;

         (g) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities of title and other similar charges or encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

         (h) Liens securing judgments and attachments not constituting an Event of Default under Section 8.01(g) or securing appeal or other surety bonds related to such judgments;

               (i) Liens securing Indebtedness permitted under Section 7.03(c)(iv) or (v); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) with respect to capital leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such capital leases;

         (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (k) operating leases or subleases of real or personal property granted to others not interfering in any material respect with the business of the Loan Parties, taken as a whole;

         (l) Liens in favor of collecting or payor banks and credit card processors having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any Loan Party on deposit with or in possession of such bank;

         (m) any renewal of or substitution for any Lien on any "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the date hereof) permitted by any of the preceding clauses; provided that the debt secured is not increased nor the Lien extended to any additional assets;

         (n) Liens of creditors of any Person to whom any Loan Party's assets are consigned for sale in the ordinary course of business;

         (o) Liens incurred under the Trust Agreements or deposits made in a Trust Account;

         (p) Liens securing obligations under Permitted Sale/Leasebacks; and

         (q) Liens securing Indebtedness permitted under Section 7.03(c)(viii) and Section 7.03(c)(xi).

         7.02 Investments. Make or hold any Investments, except:

         (a) Investments held by any Loan Party in the form of Cash
Equivalents;

         (b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed (i) $50,000 at any time outstanding to any officer, director or employee or (ii) $5,000,000 at any time outstanding for all such advances, in each case for travel, entertainment, relocation and analogous ordinary business purposes;

         (c) equity Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor;

         (d) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business and Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business (including as a result of Dispositions not prohibited by Section 7.06);

         (e) Investments in an amount not to exceed $5,000,000 in the aggregate (or, if so approved by the Administrative Agent, $10,000,000 in the aggregate) in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreements, agreements with respect to fuel consortiums, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to parts management systems and other similar agreements;

         (f) Guarantees permitted by Section 7.03;

         (g) Investments (other than Cash Equivalents) existing on the Petition Date and set forth on Schedule 5.13 hereof;

         (h) Investments consisting of intercompany debt permitted under
Section 7.03; and

         (i) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.02 in an aggregate amount not to exceed $5,000,000;

         (j) Investments in Airways Assurance Limited in an amount not to exceed $250,000 at any time outstanding;

         (k) payments of fees to any fuel consortium in the ordinary course of business, consistent with past practices and consistent with industry standards; and

         (l) Investments in the Trust Accounts.

         7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

         (a) in the case of the Borrower, Indebtedness owed to a Guarantor, which Indebtedness shall constitute Pledged Debt pursuant to the terms of
Article X;

         (b) in the case of any Loan Party (other than the Borrower), Indebtedness owed to the Borrower, which Indebtedness shall constitute Pledged Debt pursuant to the terms of Article X; and

         (c) in the case of the Loan Parties,

               (i) Indebtedness under the Loan Documents;

               (ii) Existing Indebtedness and, in the case of financings secured directly or indirectly by "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the date hereof), refinancings and replacements thereof, provided that (i) the principal amount of such Existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing or replacement, (ii) the maturity of such Existing Indebtedness shall not be shortened as a result of such refinancing or replacement, (iii) the weighted average life to maturity of such Existing Indebtedness shall not be reduced as a result of such refinancing or replacement, and (iv) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such refinancing or replacement;

               (iii) Indebtedness incurred after the Petition Date consisting of Guarantees permitted by Section 7.04;

               (iv) Indebtedness incurred after the Petition Date in respect of capital leases, Synthetic Lease Obligations, operating leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate Attributable Indebtedness thereof at any one time outstanding shall not exceed $5,000,000;

               (v) Indebtedness issued to General Electric Capital Corporation or any of its Affiliates (collectively, "GECC"), in connection with a restructuring of the Indebtedness of the Borrower and its Subsidiaries owed to GECC which has been approved by the Bankruptcy Court and is satisfactory to the Administrative Agent, to the extent that (1) such Indebtedness is secured solely by assets currently securing Indebtedness issued to GECC and (2) GECC's Lien with respect to the newly-issued Indebtedness is pari passu with or junior to its existing Liens on such assets;

               (vi) debt securities, rent deferral notes and capital expenditure notes for the modification or improvement of aircraft, in each case issued to existing aircraft lessors and/or lenders in connection with the modification of existing lease or financing arrangements;

               (vii) Indebtedness in respect of Swap Contracts that terminate no later than the earlier of December 31, 2003 and the date that is six months from the date of the applicable Swap Contract, and that are designed to hedge against fluctuations in fuel costs incurred in the ordinary course of business, consistent with past business practice and industry standards and not entered into for speculative purposes;

               (viii) renewals of letters of credit with PNC Bank and Societe Generale so long as the aggregate dollar equivalent amount available to be drawn under such letters of credit does not exceed $5,500,000 and does not exceed the amount available to be drawn under the letters of credit being renewed;

               (ix) Indebtedness incurred in the ordinary course of business in respect of surety bonds in an aggregate outstanding principal amount at any time not to exceed $16,000,000;

               (x) other Indebtedness not otherwise permitted by this Section
          7.03 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

               (xi) letters of credit issued by Persons other than the L/C Issuer to the extent that (i) the Loan Party requesting the issuance of any such letter of credit pledges to and deposits with the issuer of such letter of credit cash collateral in an amount not less than 100% of the face amount of such letter of credit and not in excess of 105% of the face amount of such letter of credit, (ii) in the event of a drawing under any such letter of credit, the issuer of such letter of credit looks first to the cash collateral for reimbursement of such drawing and (iii) after giving effect to the issuance of each such letter of credit, the sum of all L/C Obligations and Third Party L/C Obligations shall not exceed $50,000,000.

         7.04 Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the Indebtedness, stock or dividends of any Person, except (a) for any guaranty of Indebtedness or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Indebtedness or obligations under this Agreement, (b) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (c) Indebtedness or other obligations of any Loan Party arising from agreements of any Loan Party providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case incurred or assumed in connection with the disposition of any business or assets and (d) customary indemnities in favor of officers, employees, directors, consultants, attorneys, accountants or other advisors.

         7.05 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

         (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

         (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

         7.06 Dispositions. Make any Disposition of Collateral, except:

         (a) Dispositions of unused, obsolete or worn out property and surplus aircraft, engines and parts related thereto, whether now owned or hereafter acquired, in the ordinary course of business;

         (b) Dispositions of inventory in the ordinary course of business;

         (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

         (d) Dispositions of property by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

         (e) Dispositions permitted by Section 7.05;

         (f) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.06; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition,
(ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed $25,000,000 and (iii) the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash equal to not less than 85% of the purchase price;

         (g) abandonment of Intellectual Property Collateral pursuant to
Section 10.04;

         (h) licensing and sublicensing of Intellectual Property Collateral consistent with the Borrower's past practices in the ordinary course of business;

         (i) Dispositions of cash for purposes not otherwise prohibited under this Agreement or under any other Loan Document;

         (j) so long as no Event of Default shall occur and be continuing, and subject to the satisfaction of the terms and conditions of Section 6(vii) of the Slot Security Agreement, the Loan Parties may consummate transfers of Slots having an aggregate appraised value of not more than 5% of the aggregate appraised value of the Slots as of the date of the most recent Borrowing Base Certificate, provided, however, that in the event any such Slot is returned to a Loan Party, the transfer of such Slot shall be deemed not to have occurred for purposes hereof;

         (k) the termination or rejection of any lease or the return, surrender or abandonment of any property subject thereto;

         (l) Dispositions permitted by the Collateral Documents;

         (m) Permitted Sale/Leasebacks; and

         (n) abandonment, surrender or withdrawal of Secondary Slots and Excluded Slots;

     provided, however, that any Disposition pursuant to this Section 7.06 shall be for fair market value.

         7.07 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

         (a) each Loan Party may make Restricted Payments to any Loan Party which is its direct parent;

         (b) each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

         (c) any Loan Party may issue Equity Interests, or make capital contributions, to another Loan Party.

         7.08 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on or prior to the Petition Date or any business related or incidental thereto.

         7.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Loan Party as would be obtainable by the Borrower or such Loan Party at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the Guarantors or between and among any of the Guarantors; (b) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of any Loan Party; (c) any Restricted Payments not prohibited by Section 7.07; (d) any payments or other distributions by a Subsidiary to its direct or indirect parent to enable such parent to pay its liabilities for taxes attributable to such Subsidiary; (e) transactions between any Loan Party with any employee labor unions or other employee groups of any Loan Party; and (f) the Loan Documents and the transactions contemplated thereby.

         7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

         7.11 Financial and Performance Covenants.

         (a) Minimum Consolidated EBITDAR. (i) Permit cumulative Consolidated EBITDAR of the Borrower and its Subsidiaries for the periods set forth below to be less than the amount set forth below for such periods:

        ------------------------------------ -----------------------------------
                      Period                          Minimum EBITDAR
        ------------------------------------ -----------------------------------
        August 1, 2002 through:
        ------------------------------------ -----------------------------------
        August 31, 2002                      ($25,800,000)
        ------------------------------------ -----------------------------------
        September 30, 2002                   ($73,700,000)
        ------------------------------------ -----------------------------------
        October 31, 2002                     ($128,100,000)
        ------------------------------------ -----------------------------------
        November 30, 2002                    ($126,100,000)
        ------------------------------------ -----------------------------------
        December 31, 2002                    ($160,900,000)
        ------------------------------------ -----------------------------------
        January 31, 2003                     ($170,700,000)
        ------------------------------------ -----------------------------------

nor (ii) permit Consolidated EBITDAR of the Borrower and its Subsidiaries for the six month periods ending on the dates set forth below to be less than the amount set forth below for such periods:

        ----------------------------------- ------------------------------------
                      Period                           Minimum EBITDAR
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        6 month period ending:
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        February 28, 2003                   ($139,800,000)
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        March 31, 2003                      $(36,900,000)
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        April 30, 2003                      $112,000,000
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        May 31, 2003                        $153,900,000
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        June 30, 2003                       $264,800,000
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        July 31, 2003                       $348,600,000
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        August 31, 2003                     $384,800,000
        ----------------------------------- ------------------------------------
        ----------------------------------- ------------------------------------
        September 30, 2003                  $391,900,000
        ----------------------------------- ------------------------------------

         (b) Total Cash Receipts. Permit Total Cash Receipts for the months ending on the dates set forth below to be less than the amounts set forth below for such months:

        --------------------------------- --------------------------------------
        Month End                         Total Cash Receipts
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        August 31, 2002                   $519,800,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        September 30, 2002                $506,500,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        October 31, 2002                  $517,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        November 30, 2002                 $451,200,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        December 31, 2002                 $367,600,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        January 31, 2003                  $518,800,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        February 28, 2003                 $505,900,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        March 31, 2003                    $551,200,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        April 30, 2003                    $570,500,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        May 31, 2003                      $599,800,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        June 30, 2003                     $589,400,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        July 31, 2003                     $547,600,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        August 31, 2003                   $582,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        September 30, 2003                $624,600,000
        --------------------------------- --------------------------------------

         (c) Liquidity. Permit Liquidity on any day during the calendar months ending on the dates set forth below to be less than the amounts set forth below for such month:

        --------------------------------- --------------------------------------
        Period                            Liquidity
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        August 31, 2002                   $250,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        September 30, 2002                $250,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        October 31, 2002                  $250,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        November 30, 2002                 $225,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        December 31, 2002                 $200,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        January 31, 2003                  $200,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        February 28, 2003                 $200,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        March 31, 2003                    $200,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        April 30, 2003                    $200,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        May 31, 2003                      $200,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        June 30, 2003                     $225,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        July 31, 2003                     $250,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        August 31, 2003                   $250,000,000
        --------------------------------- --------------------------------------
        --------------------------------- --------------------------------------
        September 30, 2003                $250,000,000
        --------------------------------- --------------------------------------

         7.12 Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during each period set forth below, the amount set forth opposite such period:

        ---------------------------------- -------------------------------------
        Fiscal Quarter Ending              Amount
        ---------------------------------- -------------------------------------
        ---------------------------------- -------------------------------------
        September 30, 2002                 $12,000,000
        ---------------------------------- -------------------------------------
        ---------------------------------- -------------------------------------
        December 31, 2002                  $12,000,000
        ---------------------------------- -------------------------------------
        ---------------------------------- -------------------------------------
        March 31, 2003                     $12,000,000
        ---------------------------------- -------------------------------------
        ---------------------------------- -------------------------------------
        June 30, 2003                      $12,000,000
        ---------------------------------- -------------------------------------
        ---------------------------------- -------------------------------------
        September 30, 2003                 $12,000,000
        ---------------------------------- -------------------------------------

provided, however, that if, for any fiscal quarter set forth above, the amount specified above for such fiscal quarter exceeds the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal quarter (the amount of such excess being the "Excess Amount"), the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding fiscal quarter in an amount equal to the Excess Amount; provided that for each fiscal quarter, the amount specified above for such fiscal quarter shall be deemed to be used first in making capital expenditures in such fiscal quarter before any Excess Amount shall be deemed to be used.

         7.13 Amendments of Organization Documents. Amend any of its Organization Documents other than for amendments which in the aggregate have no Material Adverse Effect.

         7.14 Changes in Fiscal Year. Make any change in fiscal year.

         7.15 Prepayments Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Existing Indebtedness, (c) refinancing or replacement of Existing Indebtedness permitted by Section 7.03(c)(ii) and (d) the prepayment of the obligations under the Existing DIP Credit Agreement.

         7.16 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture.

         7.17 Speculative Transactions. Except as permitted by Section 7.03(c)(vii), engage in any transaction involving commodity options or futures contracts or any similar speculative transactions.

         7.18 Formation of Subsidiaries. Organize or invest in any new
Subsidiary.

         7.19 [Intentionally omitted].

         7.20 Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any Superpriority Claim that is pari passu with or senior to any of the claims of the Administrative Agent, the Collateral Agent and the Lenders against the Borrower and the Guarantors except with respect to the Carve-Out and the Existing DIP Credit Agreement to the extent of any contingent indemnity claims.

         7.21 Limitation on Prepayments and Pre-Petition Obligations. Except as otherwise allowed pursuant to the DIP Financing Orders or any other order of the Bankruptcy Court, (a) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before the due date for the purpose of paying when due) of any Pre-Petition Indebtedness or other Pre-Petition obligations of the Borrower or any Guarantor, (b) pay any interest on any Pre-Petition Indebtedness of the Borrower or any Guarantor (whether in cash, in kind securities or otherwise), or (c) except as approved by the Required Lenders, make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Bankruptcy Court for the authority to do any of the foregoing; provided, however, that notwithstanding the foregoing, the Borrower and the Guarantors may (and may file motions seeking to) (a) make payments in respect of Indebtedness or obligations under any security agreement, lease or conditional sale contract relating to "equipment" (as that term is defined in Section 1110(a)(3) of the Bankruptcy Code as in effect on the date hereof), (b) pay cure costs with respect to executory contracts or unexpired leases that the Borrower or Guarantors have been allowed by the Bankruptcy Court to assume under Section 365 of the Bankruptcy Code, (c) make or pay accrued payroll and related expenses and employee benefits as of the Petition Date, (d) pay sales and use taxes, (e) pay other Pre-Petition Payments in an amount not to exceed $10,000,000 in the aggregate, (f) pay all obligations required to be paid pursuant to Section 6.04 and other provisions of this Agreement, (g) make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, (h) make payments permitted by the First Day Orders, and (i) make payments to such other claimants and in such amounts as may be consented to by the Required Lenders and approved by the Bankruptcy Court.

         7.22 Change in Capital Structure. Make any material change in its equity capital structure as in existence on the Petition Date.

                                 ARTICLE VIII
                        EVENTS OF DEFAULT AND REMEDIES

         8.01 Events of Default. Any of the following shall constitute an Event of Default:

         (a) Non-Payment. The Borrower or any other Loan Party fails to pay
(i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

         (b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.04, 6.03, 6.05, 6.10, 6.11, 6.12, 6.17 or 6.20 or Article VII or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section
6.01 or 6.02 and such failure continues for ten (10) Business Days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent, the Collateral Agent or any Lender; or

         (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or (v) below) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 60 days (in the case of the Mortgages, so long as the applicable Loan Party is using commercially reasonable efforts to cure such default) and ten (10) Business Days (in the case of any other Loan Document) after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent, the Collateral Agent or any Lender; or

         (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any maternal respect when made or deemed made; or

         (e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Post-Petition Indebtedness or Post-Petition Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Post-Petition Indebtedness or Post-Petition Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $10,000,000; or

         (f) Judgments. There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000, as an administrative expense of the kind specified in Section 503(b) of the Bankruptcy Code (to the extent not covered by independent third-party insurance as to which the insurer is rated at least "A" by A.M. Best Company, has been notified of such claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of ten (10) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

         (g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000 or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan where such withdrawal liability is in an aggregate amount in excess of $10,000,000; or

         (h) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be valid and binding on or enforceable against any Loan Party intended to be a party to it; any Loan Party files a motion or other pleading seeking to challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or any of the Orders or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any of the Orders or any payment made pursuant thereto; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

         (i) Change of Control. There occurs any Change of Control; or

         (j) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby having the priority contemplated by the Loan Documents and the DIP Financing Orders; or

         (k) Conversion of the Cases. Any of the Cases concerning the Borrower or any Guarantors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal or conversion to Chapter 7 of the Bankruptcy Code of any of the Cases concerning the Borrower or any Guarantors under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by the Borrower or any Guarantor for the approval of any other claim or Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to any of the claims (including, without limitation, the Superpriority Claim) of the Administrative Agent, the Collateral Agent and the Lenders against the Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior to any such claims (including, without limitation, a Superpriority Claim); or

         (l) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under
Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Borrower or the Guarantors (other than Section 1110 Assets or Excluded Assets) that have a value in excess of $30,000,000 in the aggregate; or

         (m) Modification of Orders. An order of the Bankruptcy Court shall be entered reversing, amending, supplementing or staying for a period in excess of ten (10) Business Days, vacating or otherwise modifying in a manner that is adverse to the Lenders or RSA (unless, solely as it affects RSA, RSA has otherwise consented thereto) any of the DIP Financing Orders; or

         (n) Pre-Petition Payment. Except as permitted by the Orders or the First Day Orders, the Borrower, any Guarantor or any of their Subsidiaries (including all present and future debtors) shall make any Pre-Petition Payment in violation of Section 7.22; or

         (o) Material Adverse Change. Except for the filing of the Cases, there occurs any event or circumstance that would give rise to a Material Adverse Change since the Closing Date; or

         (p) Defaults Under Orders. The Borrower or any Guarantor fails to perform or observe any term or condition contained in the Interim Order or the Final Order or any order with respect to the use by any Loan Party of cash collateral; or

         (q) Final Order. The entry of the Final Order shall not have occurred within 60 days after the entry of the Interim Order; or

         (r) Bankruptcy Court Motions. Any Loan Party shall bring or consent to a motion in the Cases: (i) to obtain working capital financing from any Person other than Lenders or GECC under Section 364(d) of the Bankruptcy Code, other than in connection with any Indebtedness permitted under Section 7.03; or (ii) to obtain financing from any Person other than the Lenders under
Section 364(c) of the Bankruptcy Code other than (x) with respect to a financing used, in whole or part, to repay in full the Obligations or (y) in connection with any Indebtedness permitted by Section 7.03; or (iii) to grant any Lien other than those permitted under Section 7.01 upon or affecting any Collateral; or (iv) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code; or (v) to grant a Superpriority Claim pari passu or senior to the Superpriority Claim granted to the Lenders other than that granted in the DIP Financing Orders and other than with respect to the Carve-Out; provided, however, that notwithstanding the foregoing, nothing shall preclude any Loan Party from bringing or consenting to any motion that seeks approval of a payment, Lien or other transaction expressly permitted under the Loan Documents; or

         (s) Reorganization Plan. An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Cases (or any Loan Party shall propose a plan of reorganization or liquidation in any of the Cases) that does not contain a provision for termination of all of the Commitments and indefeasible payment in full in cash of the Obligations (including the cancellation and return of all Letters of Credit, delivery of cash collateral with respect to such Letters of Credit or the deposit with the Collateral Agent of a supporting Letter of Credit, in either case in an amount equal to the aggregate undrawn amount of such Letters of Credit) on or before the effective date of such plan; or

         (t) ATSB. The ATSB (i) revokes its offer of a guarantee described in the letter dated July 10, 2002 from the Air Transportation Stabilization Board to David N. Siegel (such offer, the "Conditional Approval") and does not provide the Borrower with an opportunity to appeal or to provide a supplemental application, (ii) revokes its Conditional Approval and provides the Borrower with an opportunity to appeal or provide a supplemental application and the Conditional Approval is not reinstated within 15 days thereafter, or (iii) imposes additional conditions or changes the conditions to the Conditional Approval in a manner that is reasonably likely to have a Material Adverse Effect and the Borrower has not within 15 days thereafter demonstrated to the satisfaction of the Administrative Agent that the Borrower is likely to satisfy all of the conditions to the Conditional Approval, unless in the case of clauses (i) and (ii) above, the Administrative Agent is reasonably satisfied that the Borrower can achieve alternative financing.

         (u) Order for Termination. An order shall be entered by the Bankruptcy Court, or any Loan Party shall make a motion for an order of the Bankruptcy Court, dismissing any of the Cases that does not contain a provision for termination of all of the Commitments and indefeasible payment in full in cash of the Obligations (including the cancellation and return of all Letters of Credit, delivery of cash collateral with respect to such Letters of Credit or the deposit with the Collateral Agent of supporting Letter of Credit, in either case in an amount equal to the aggregate undrawn amount of such Letters of Credit).

         (v) Slot Utilization. (i) During the first 35 days of any two-month period described in Section 6.21, there shall be in the aggregate nine or more instances in which Slot utilization for an airport and time allotment is not in compliance with the percentage requirements described in such Section 6.21, or (ii) during the period from the 36th day through the end of the applicable two-month period described in Section 6.21, there shall be any instance in which Slot utilization for an airport and time allotment is not in compliance with the percentage requirements described in such Section 6.21; provided, however, that for purposes of determining such compliance for clauses (i) and
(ii) above, a Slot utilization shall be deemed to be in compliance if the applicable Loan Party petitions the FAA for a waiver in the event of a highly unusual or unpredictable condition that is beyond the control of such Loan Party, including, but not limited to, weather conditions or the grounding of an aircraft type, which, if granted, would cause such Slot utilization to satisfy such percentage requirements, unless the FAA fails to grant such waiver within ten days after such Slot utilization would otherwise have failed to satisfy such percentage requirements.

         8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing; the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions without further order of or application to the Bankruptcy Court:

         (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

         (c) subject only to the giving of an "Enforcement Notice" under and as defined in the Interim Order to the parties entitled under the Interim Order to receive such notice, (i) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof), (ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders in respect of the collateral; or
(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, the DIP Financing Orders or applicable Laws.

         8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 and subject to the Carve-Out, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III payable to the Administrative Agent or the Collateral Agent in its capacity as such;


          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

          Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

          Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                  ARTICLE IX
                   ADMINISTRATIVE AGENT AND COLLATERAL AGENT

         9.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

         (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent and the Collateral Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" or "Collateral Agent" as used in this Article IX and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

         (c) The Collateral Agent shall act as the "collateral agent" under the Loan Documents, and each of the Lenders (in its capacities as a Lender and L/C Issuer (if applicable)) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the "Collateral Agent" under the Loan Documents) as if set forth in full herein with respect thereto.

         9.02 Delegation of Duties. The Administrative and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent and the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         9.03 Liability of Administrative Agent and Collateral Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents or the existence of any Liens or security interests in the Collateral, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

         9.04 Reliance by Administrative Agent and Collateral Agent.

         (a) The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

         9.06 Credit Decision; Disclosure of Information by Administrative Agent and Collateral Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent or the Collateral Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

         9.07 Indemnification of Administrative Agent and the Collateral Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent.

         9.08 Administrative Agent and Collateral Agent in its Individual Capacity. RSA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though RSA were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, RSA or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and the Collateral Agent shall be under no obligation to provide such information to them. With respect to its Loans, RSA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though RSA were not the Administrative Agent or the Collateral Agent hereunder, and the terms "Lender" and "Lenders" include RSA in its individual capacity.

         9.09 Successor Administrative Agent.

         (a) The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of any other Lender. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. The resignation of the retiring Administrative Agent shall not be effective until the acceptance of appointment of a successor administrative agent. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

         (b) Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent upon 30 days' notice to the Lenders and the Borrower. If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor collateral agent for the Lenders, which successor collateral agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Borrower, a successor collateral agent. Upon the acceptance of its appointment as successor collateral agent hereunder, the Person acting as such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term "Collateral Agent" shall mean such successor collateral agent and the retiring Collateral Agent's appointment, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of any other Lender. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article IX and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. The resignation of the retiring Collateral Agent shall not be effective until the acceptance of appointment of a successor collateral agent. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

         9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Collateral Agent

         (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) in accordance with the terms of
Section 10.09 or (ii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders; and

         (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

         Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent's authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section
9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

         9.11 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger," or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                  ARTICLE X

                                   SECURITY

         10.01 Grant of Security. To induce the Lenders to make the Loans, and the L/C Issuer to issue Letters of Credit, to supplement the DIP Financing Orders without in any way diminishing or limiting the effect of the DIP Financing Orders or the security interest, pledge and lien granted thereunder, each Loan Party hereby grants to the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due of the Obligations of such Loan Party under the Loan Documents (the "Secured Obligations") a continuing first priority Lien and security interest (subject only to (i) valid and perfected Liens in existence on the Petition Date and junior to such valid and perfected Liens, (ii) only to the extent such Post-Petition perfection is expressly permitted under the Bankruptcy Code, valid, enforceable and nonavoidable Liens existing as of the Petition Date, but perfected after the Petition Date, (iii) the Carve-Out and
(iv) Permitted Senior Liens) in accordance with subsections 364(c)(2) and (3) of the Bankruptcy Code in and to all Collateral of such Loan Party. "Collateral" means, except as otherwise specified in the DIP Financing Orders and in the definition of Collateral set forth in Section 1.01, all of the property and assets of each Loan Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:

         (a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, aircraft engines, aircraft propellers, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is embedded in and is part of the equipment (any and all such property being the "Equipment");

         (b) all inventory in all of its forms, including, without limitation,
(i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Loan Party has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Loan Party has an interest or right as consignees) and (iii) goods that are returned to or repossessed or stopped in transit by such Loan Party), and all accessions thereto and products thereof and documents therefore, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property being the "Inventory");

         (c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause(d), (e) or (f) below, being the "Receivables", and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts to the extent not referred to in clause (d), (e) or (f) below being the "Related Contracts");

         (d) the following (the "Security Collateral"):

          (i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

          (ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

          (iii) all additional shares of stock and other Equity Interests from time to time acquired by such Loan Party in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the "Pledged Equity"), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; provided that no Loan Party shall be required to pledge any Equity Interest in any Subsidiary that is a CFC owned or otherwise held by such Loan Party which, when aggregated with all of the other shares of stock in such Subsidiary pledged by any Loan Party, would result in more than 66% of the shares of stock in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (the "Voting Foreign Stock") (on a fully diluted basis) being pledged to the Collateral Agent, on behalf of the Secured Parties, under this Agreement (although all of the shares of stock in such Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (the "Non-Voting Foreign Stock" shall be pledged by each of the Loan Parties that owns or otherwise holds any such Non-Voting Foreign Stock therein); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by such Loan Party of any additional shares of stock in any such Subsidiary to the Collateral Agent, on behalf of the Secured Parties under this Agreement would not result in an increase in the aggregate net consolidated tax liabilities of the Borrower and its Subsidiaries, then, promptly after the change in such laws, all such additional shares of stock shall be so pledged under this Agreement;

          (iv) all additional indebtedness from time to time owed to such Loan Party (such indebtedness, together with the Initial Pledged Debt, being the "Pledged Debt") and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

          (v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Loan Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

         (e) the following (collectively, the "Account Collateral"):

          (i) all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

          (ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Loan Party, including, without limitation; those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

          (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

         (f) the following (collectively, the "Intellectual Property
Collateral"):

          (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto ("Patents");

          (ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby ("Trademarks");

          (iii) all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered ("Copyrights");

          (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing ("Computer Software");

          (v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, "Trade Secrets"), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

          (vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedules A, B and C to the Intellectual Property Security Agreement (as such Schedules may be supplemented from time to time by supplements to the IP Security Agreement, each such supplement being substantially in the form of Exhibit G-1 (an "IP Security Agreement Supplement"), executed by such Loan Party to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in- part, extensions, renewals and reexaminations thereof;

          (vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Loan Party accruing thereunder or pertaining thereto;

          (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Loan Party, now or hereafter, is a party or a beneficiary ("IP Agreements"); and

          (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

         (g) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Loan Party pertaining to any of the Collateral; and

         (h) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section
10.01 and this clause (h)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

         10.02 Further Assurances.

         (a) Each Loan Party agrees that from time to time, at the expense of such Loan Party, such Loan Party will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Loan Party hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Loan Party. Without limiting the generality of the foregoing, each Loan Party will within a commercially reasonable time with respect to Collateral of such Loan Party:
(i) at the request of the Collateral Agent, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, and each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract, or Collateral is subject to the security interest granted hereby; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Loan Party hereunder; (iii) at the request of the Collateral Agent, deliver to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank;
(iv) at the request of the Collateral Agent, take all action reasonably necessary to ensure within the time required hereunder that the Collateral Agent has control of Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the Uniform Commercial Code and in Section 16 of the Uniform Electronics Transactions Act, as in effect in the jurisdiction governing such transferable record; (v) at the request of the Collateral Agent, take all action reasonably necessary to ensure that the Collateral Agent's security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; (vi) at the reasonable request of the Collateral Agent, cause the Collateral Agent to be the beneficiary under all letters of credit that constitute Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the Uniform Commercial Code; and (viii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Loan Party in the Collateral under this Agreement has been taken.

         (b) Each Loan Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Loan Party, in each case without the signature of such Loan Party, and regardless of whether any particular asset described in such financing statements falls within the scope of the Uniform Commercial Code or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law. Each Loan Party ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

         (c) Each Loan Party will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Loan Party and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

         (d) Notwithstanding subsections (a) and (b) of this Section 10.02, or any failure on the part of any Loan Party or the Collateral Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or the Final Order.

         10.03 Rights of Lenders; Limitations on Lenders' Obligations.

         (a) Subject to each Loan Party's rights and duties under the Bankruptcy Code (including Section 365 of the Bankruptcy Code), and anything herein to the contrary notwithstanding, (i) each Loan Party shall remain liable under the contracts and agreements included in such Loan Party's Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed (including paying cure costs if such contracts or agreements are assumed), (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral, and
(iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         (b) Except as otherwise provided in this subsection (b), each Loan Party will continue to collect, at its own expense, all amounts due or to become due such Loan Party under the Receivables and Related Contracts. In connection with such collections, such Loan Party may take (and, at the Collateral Agent's direction, will take) such action as such Loan Party or the Collateral Agent may reasonably deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that, subject to any requirement of notice provided in the Orders or in Section 8.02, the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the obligors, under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Loan Party thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Loan Party, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth in Section 9-607 of the Uniform Commercial Code. Upon and during the exercise by the Collateral Agent on behalf of the Lenders of any of the remedies described in the proviso of the immediately preceding sentence, (i) any and all amounts and proceeds (including, without limitation, instruments) received by such Loan Party in respect of the Receivables and Related Contracts of such Loan Party shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in a collateral account maintained with the Collateral Agent and applied as provided in Section 10.07(b) and (ii) such Loan Party will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon. No Loan Party will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the obligor thereof.

         (c) The Collateral Agent shall have the right to make test verification of the Receivables in any manner and through any medium that it considers advisable in its reasonable discretion, and each Loan Party agrees to furnish all such assistance and information as the Collateral Agent may reasonably require in connection therewith.

         10.04 Covenants of the Loan Parties with Respect to Collateral. Each Loan Party hereby covenants and agrees with the Collateral Agent that from and after the date of this Agreement and until the Secured Obligations (other than contingent indemnification obligations which are not then due and payable) are fully satisfied:

         (a) Delivery and Control of Pledged Equity.

          (i) All certificates or instruments representing or evidencing Pledged Equity shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto at the request of the Collateral Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

          (ii) With respect to any Pledged Equity in which any Loan Party has any right, title or interest and that constitutes an uncertificated security, such Loan Party will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or
     (ii) to agree in an authenticated record with such Loan Party and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Loan Party, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent. With respect to any Security Collateral in which any Loan Party has any right, title, or interest and that is not an uncertificated security, upon the request of the Collateral Agent, such Loan Party will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

          (iii) Except as provided in Section 10.07, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Equity with respect to the Pledged Equity.

          (iv) Except as provided in Section 10.07 and subject to Article VII, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Equity.

         (b) Maintenance of Records. Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral in each case in accordance with its normal business practice.

         (c) Indemnification with Respect to Collateral. In any suit, proceeding or action brought by the Collateral Agent relating to any Collateral for any sum owing thereunder or to enforce any provision of any Collateral in each case, brought by the Collateral Agent in accordance with this Agreement, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Collateral Agent.

         (d) Limitation on Liens on Collateral. Such Loan Party will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 7.01 and will defend the right, title and interest of the Collateral Agent in and to all of such Loan Party's rights under the Collateral against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 7.01.

         (e) Limitations on Modifications of Receivables. Except with respect to intercompany Receivables among the Loan Parties, such Loan Party will not, without the Collateral Agent's prior written consent, grant any extension of the time of payment under or in respect of any of the Receivables or Related Contracts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices, and trade discounts granted in the ordinary course of business of such Loan Party.

         (f) Notices. Such Loan Party will advise the Collateral Agent promptly after it obtains knowledge thereof, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under
Section 7.01, and (ii) of the occurrence of any other event which would result in a material adverse change with respect to the aggregate value of the Collateral or on the security interests created hereunder.

         (g) Maintenance of Equipment. Such Loan Party will keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted.

         (h) As to Intellectual Property Collateral.

          (i) With respect to each item of its Intellectual Property Collateral, each Loan Party agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other applicable U.S. Governmental Authority, to (A) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (B) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Loan Party, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other applicable U.S. Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Loan Party shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Loan Party shall have determined prior to such cessation of use or abandonment that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Loan Party's business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Loan Party will give prompt notice of any such abandonment to the Collateral Agent.

          (ii) Each Loan Party agrees promptly to notify the Collateral Agent if such Loan Party becomes aware (A) that any material item of the Intellectual Property Collateral has become abandoned, placed in the public domain, invalid or, unenforceable, or of any adverse determination or development regarding such Loan Party's ownership of any of the material Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (B) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any material item of the Intellectual Property Collateral.

          (iii) In the event that any Loan Party becomes aware that any item of the Intellectual Property Collateral that is material to such Loan Party's business is being infringed or misappropriated by a third party, such Loan Party shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Loan Party or the Collateral Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

          (iv) Each Loan Party shall use proper statutory notice (where necessary) in connection with its use of each item of its Intellectual Property Collateral. No Loan Party shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain except to the extent that it is commercially reasonable to do so.

          (v) Each Loan Party shall take all reasonable steps which it or the Collateral Agent deems appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

          (vi) Each Loan Party agrees that should it obtain an ownership interest in any item of the type set forth in Section 10.01(f) that is not on the date hereof a part of the Intellectual Property Collateral ("After-Acquired Intellectual Property") (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each month, each Loan Party shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property acquired during such month (if any), and such Loan Party shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property which shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other applicable Governmental Authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

          (vii) Delivery and Control of Slot Transfer Documents. In order to facilitate a subsequent transfer, if any, of Slots held by the Loan Parties, the applicable Loan Party (A) has, prior to the Closing Date, executed a blank, undated transfer document for each Pledged Slot (as defined in the Slot Security Agreement) held by such Loan Party as of the Closing Date, and (B) shall, on the date of acquisition thereof, execute a blank, undated transfer document for each Pledged Slot acquired by such Loan Party after the Closing Date, in each case, be held in escrow by the Collateral Agent until (i) exercise by the Administrative Agent and the Lenders of their rights upon the occurrence and during the continuance of an Event of Default as set forth in and subject to Section 8.02, Section
     10.07 and Section 10 of the Slot Security Agreement or (ii) termination of, or release from, the Liens of the Slot Security Agreement and this Agreement in accordance with the terms thereof and hereof.

         10.05 Performance by Collateral Agent of the Loan Parties'
Obligations.

         (a) Collateral Agent Appointed Attorney-in-Fact. Each Loan Party hereby irrevocably appoints the Collateral Agent such Loan Party's attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, from time to time, in the Collateral Agent's discretion after the occurrence and during the continuance of an Event of Default, and after the Collateral Agent has complied with the notice provisions of the Interim Order or the Final Order, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to this Agreement,

          (ii) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

          (iii) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) or (ii) above, and

          (iv) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; provided that the Collateral Agent shall not exercise any such rights under this Section 10.05(a) except upon occurrence and during the continuance of an Event of Default and after complying with the notice provisions of the Interim Order or the Final Order.

         (b) Collateral Agent May Perform. If any Loan Party fails to perform any agreement contained herein, the Collateral Agent may, as the Collateral Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so after the occurrence and during the continuance of an Event of Default, and after the Collateral Agent has complied with the notice provisions of the Interim Order or the Final Order, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Loan Party under Section 12.04.

         (c) Collateral Agent Not Liable. The Collateral Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to Section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

         10.06 The Collateral Agent's Duties.

         (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Collateral Agent pursuant to the terms of the Loan Documents, the Collateral Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the grantor of such Collateral shall be responsible for preservation of all rights in the Collateral, and the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to such grantor. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Collateral Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to the terms of the Loan Documents, the Collateral Agent shall have no obligation to clean-up, repair or otherwise prepare the Collateral for sale.

         (b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a "Subagent") for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Loan Party hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Loan Party, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term "Collateral Agent" when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

         (c) Notwithstanding anything herein or in the other Loan Documents to the contrary, the Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive direction from the Administrative Agent and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         10.07 Remedies. If any Event of Default shall have occurred and be continuing or if requested by RSA upon the occurrence of a RSA Mandatory Prepayment Event and the Borrower has failed to satisfy its obligations under
Section 2.04:

         (a) The Collateral Agent may, subject only to compliance with the notice provisions of the Interim Order or the Final Order, exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) and also may: (i) require each Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to such Loan Party and the Collateral Agent; (ii) without notice except as specified below or in the Orders, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable; (iii) occupy any premises owned or leased by any of the Loan Parties where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Loan Party in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Loan Parties under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Loan Party to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the Uniform Commercial Code. Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days' notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

         (b) Subject to the Carve-Out, any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations, in the manner set forth in Section 8.03. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of the Secured Obligations shall be paid over to the applicable Loan Party or to whomever may be lawfully entitle to receive such surplus.

         (c) Subject to the Carve-Out, all payments received by any Loan Party under or in connection with the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

         (d) The Collateral Agent may, without notice to any Loan Party except as required by law, the Orders or Section 8.02 and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

         (e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Loan Party, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Loan Party shall supply to the Collateral Agent or its designee such Loan Party's know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Loan Party's customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Loan Party.

         (f) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 10.07, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral any information in its possession relating to such Security Collateral.

         10.08 Modifications.

         The Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent for the benefit of the Lenders pursuant to this Agreement, the Interim Order and/or the Final Order (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Loan Parties (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

          (i) except for the Carve-Out having priority over the Secured Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Collateral Agent or the Lenders against the Loan Parties in respect of any Obligation;

          (ii) the liens and security interests granted herein and in the Orders shall constitute valid and perfected first priority liens and security interests (subject only to (A) the Carve-Out, (B) valid and perfected liens in existence on the Petition Date and junior to such valid and perfected Liens and (C) only to the extent such post-petition perfection is expressly permitted by the Bankruptcy Code, valid, nonavoidable and enforceable Liens existing as of the Petition Date, but perfected after the Petition Date, in accordance with sections 364(c)(2) and (3) of the Bankruptcy Code, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

          (iii) the liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.

         10.09 Release; Termination.

         (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, such Collateral shall be released from the assignment and security interest granted hereby, and in connection therewith, the Collateral Agent will, at such Loan Party's expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Collateral (other than Inventory sold in the ordinary course of business) from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.06 , shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.06, and (iii) in the case of Collateral sold or disposed of, the release of a Lien created hereby will not be effective until the receipt by the Collateral Agent of the Net Cash Proceeds arising from the sale or disposition of such Collateral.

         (b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable), (ii) the Maturity Date and (iii) the termination or expiration of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination, the Collateral Agent will, at the applicable Loan Party's expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

                                  ARTICLE XI
                              SUBSIDIARY GUARANTY

         11.01 Subsidiary Guaranty. Each Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article XI being the "Guaranty") the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty or any other Loan Document.

         11.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in-any way relating to, any and all of the following:

         (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any- Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

         (c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from this Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

         (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

         (e) any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;

         (f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

         (g) the failure of any other Person to execute this Agreement or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or (h) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.

11.03    Waivers and Acknowledgments.

         (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.

         (b) Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed obligations, whether existing now or in the future.

         (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

         (d) Each Guarantor acknowledges that the Administrative Agent may, without notice (except to the extent required by the notice provisions of the Interim Order or the Final Order) to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Mortgage by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

         (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

         (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 11.02 and this
Section 11.03 are knowingly made in contemplation of such benefits.

         11.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all of the Letters of Credit shall have expired, terminated or been cancelled and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the full drawing, termination, expiration or cancellation of all Letters of Credit, and (c) the Maturity Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Secured Parties (in the same form as so received) and shall forthwith be paid to the Administrative Agent (without any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) all of the Letters of Credit shall have expired, terminated or been cancelled, and
(iv) the Maturity Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor pursuant to this Guaranty.

         11.05 Continuing Guarantee; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the full drawing, termination, expiration or cancellation of all Letters of Credit, and (iii) the Maturity Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause
(c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Loans owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party under this Article XI or otherwise, in each case as provided in Section 12.07.

         11.06 No Reliance. Each Guarantor has, independently and without reliance upon the Collateral Agent, Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

                                 ARTICLE XII

                                 MISCELLANEOUS

         12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

         (a) waive any Default or Event of Default without the written consent of the Majority Revolving Credit Facility Lenders and the Majority Term Facility Lenders;

         (b) waive any condition set forth in Section 4.01(a), without the written consent of each Lender;

         (c) (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender or (ii) increase the Aggregate Commitments to in excess of $500,000,000 without the written consent of the Agents;

         (d) postpone any date scheduled for any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby;

         (e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

         (f) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facilities remains in effect without the written consent of each such Lender directly affected thereby;

         (g) change any provision of this Section 12.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

         (h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

         (i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

         (j) amend any of the following definitions without the written consent of the Supermajority Revolving Credit Facility Lenders and the Supermajority Term Facility Lenders: "Eligible Aircraft", "Eligible Engines", "Eligible Equipment", "Eligible Flight Simulators", "Eligible Parts", "Eligible Real Estate", "Eligible Slots", "Eligible Gates" or "Eligible Receivables";

         (k) increase any of the percentages set forth in the definition of the Borrowing Base without the written consent of the Supermajority Revolving Credit Lenders, the Supermajority Term Facility Lenders and the Agents;

         (l) amend, waive or modify Section 6.17 or 10.06 without the written consent of the Collateral Agent;

         (m) amend, waive or modify Section 8.01(k) without the written consent of each Lender; or

         (n) amend, waive or modify clause (i), (ii) or (iv) of Section 8.01(r) without the written consent of the Agents,

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv)
Section 12.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender (as defined in Section 12.07(h)) all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the foregoing, (i) no amendments shall be made to the Loan Documents or the Interim Order or Final Order that would limit RSA's rights with respect to any RSA Mandatory Prepayment Event or reduce RSA's rights with respect to the Collateral, and (ii) RSA in its sole discretion shall have the right to elect to exercise or to waive its rights under any RSA Mandatory Prepayment Event.

         12.02 Notices and Other Communications; Facsimile Copies.

         (a) General. Unless otherwise expressly provided in Section 2.02 or otherwise, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to the Borrower, the Administrative Agent, the Collateral Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule
     12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent or the L/C Issuer.

The Administrative Agent shall provide the Borrower with a copy of each Lender's Administrative Questionnaire.

         All notices and other communications to or from the Administrative Agent shall also be made to RSA at the address, facsimile number, electronic mail address or telephone number specified on Schedule 12.04 or such other address, facsimile, electronics address or telephone number as shall be designated by RSA in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, first-class postage prepaid; (C) if delivered by facsimile, when sent; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the Collateral Agent or the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders. The Administrative Agent and the Collateral Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement.

         (d) Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent and the Collateral Agent may be recorded by the Administrative Agent, the Collateral Agent, the Borrower and the Guarantors, and each of the parties hereto hereby consents to such recording.

         12.03 No Waiver; Cumulative Remedies. No failure by any Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         12.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and the Investment Agreement, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transaction contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (including, without limitation, specialty and local counsel), provided that the Borrower shall not pay or be responsible for more than one primary counsel for the Administrative Agent and one primary counsel for the Collateral Agent (but, after the Closing Date, solely with respect to its capacity as the Collateral Agent), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 12.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including, without limitation, Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent, the Collateral Agent or any Lender, in its sole discretion.

         12.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, RSA, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement unless such damages are caused by such Indemnitee's gross negligence or willful misconduct, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments, any RSA Mandatory Prepayment Event and the repayment, satisfaction or discharge of all the other Obligations. The provisions of this Section 12.05 shall not apply to amounts related to taxes.

         12.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent and the Collateral Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent and the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         12.07 Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment shall not be less than $1,000,000 or an integral multiple of $100,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the L/C Issuer (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of, at the Administrative Agent's direction, $3,500, a duly completed Administrative Questionnaire and duly completed forms required to be delivered pursuant to Section 12.15 and (v) until the occurrence of the RSA Mandatory Prepayment Event, RSA shall not assign its rights and obligations in respect of this Agreement to the extent that, after giving effect thereto, the amount of RSA's obligations hereunder or thereunder shall be less than 10% of the Total Commitments (it being understood that all of RSA's rights and obligations hereunder may be allocated to the Revolving Credit Facility). Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 12.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

         "Eligible Assignee" means (a) a Lender; (b) RSA; (c) an Affiliate of a Lender or RSA; (d) an Approved Fund; and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) RSA, (c) an Affiliate of a Lender or RSA or (d) an entity or an Affiliate of an entity that administers or manages a Lender.

         (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any pari of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC complies with the provisions of Section 12.15 as if it were a Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and
(ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

         (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 12.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

         (j) Notwithstanding anything to the contrary contained herein, if at any time a Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Lender may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer. If such Lender resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

         12.08 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to the extent reasonably required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         12.09 Setoff. In addition to any rights and remedies of the Lenders provided by law, subject to any notice or other requirement contained in the DIP Financing Orders and after complying with the notice provisions of the Interim Order or the Final Order, upon the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 8.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 8.02, each Lender and each of its Affiliates is authorized at any time and from time to time, without (i) further order of or application to the Bankruptcy Court and (ii) prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, the Collateral Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, the Collateral Agent, such Lender and their respective Affiliates may have.

         12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent, the Collateral Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Collateral Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         12.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

         12.12 Integration. This Agreement, together with the DIP Financing Orders and the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. In the event of any conflict between this Agreement or any other Loan Document and the DIP Financing Orders, the DIP Financing Orders shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         12.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.15 Tax Forms.

         (a) (i) Each Lender, Administrative Agent and Collateral Agent that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Person") shall deliver to each of the Borrower and the Administrative Agent, as applicable, on or prior to the date of its execution and delivery of this Agreement (or upon accepting an assignment of an interest herein), two duly signed completed copies of the applicable IRS Form W-8 or any, successor thereto (entitling it to an exemption from, or reduction of, withholding tax on payments to be, made to or for the benefit of such Person pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent, as applicable, that such Foreign Person is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Person shall (A) promptly submit to the Borrower and the Administrative Agent, as applicable, such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid or reduce, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in, respect of all payments to be made to such Foreign Person by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Person or indemnification pursuant to Section 3.01.

          (ii) Each Lender that is a Foreign Person, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to each of the Borrower and the Administrative Agent on the date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under applicable Law, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

          (iii) The Loan Parties shall not be required to pay any additional amount to any Person under Section 3.01 (A) with respect to any Taxes on the basis of the information, certificates or statements of exemption such Person transmits with an IRS Form W-8IMY pursuant to this Section
     12.15 or (B) if such Person shall have failed to satisfy the provisions of this Section 12.15(a) and Section 12.15(b); provided that if such Person is a Lender and shall have satisfied the requirement of this
     Section 12.15(a) on the date it became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 12.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order or any change in governmental interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

          (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 12.15(a).

         (b) Each Lender, Administrative Agent and Collateral Agent that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to each of the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Person fails to deliver such forms, then each of the Borrower and the Administrative Agent may withhold from any payment to such Person an amount equivalent to the applicable back-up withholding tax imposed by Applicable Law.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

12.16    Governing Law.

         (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

         (b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTION OF THE BANKRUPTCY COURT. RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC, IN EACH OF ITS RESPECTIVE CAPACITIES AS ADMINISTRATIVE AGENT, SYNDICATION AGENT, COLLATERAL AGENT AND A LENDER HEREUNDER, AGREES NOT TO ASSERT OR RAISE IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, ANY DEFENSE TO THE JURISDICTION OF ANY COURT DESCRIBED IN THE PRECEDING SENTENCE WHICH DEFENSE IS BASED SOLELY ON THE ASSERTION THAT RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC IS AFFILIATED WITH ONE OR MORE INSTRUMENTALITIES OF THE STATE OF ALABAMA. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

         12.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender and the L/C Issuer that each such Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Collateral Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

         12.19 Documents Evidence the Same Indebtedness; Assignment to Retirement Systems of Alabama Holdings LLC.

         (a) Upon its effectiveness, this Agreement amends and restates in its entirety the Original Credit Agreement and the Notes issued under this Agreement, if any, amend and restate the "Notes" (as defined in the Original Credit Agreement), if any, issued under the Original Credit Agreement. This Agreement does not constitute and shall not be construed to evidence a novation of or a payment and readvance of the loan principal, interest and other sums, if any, heretofore outstanding under the Original Credit Agreement, it being the intention of the Loan Parties, and by their signature hereto, the Administrative Agent, the Syndication Agent, the Collateral Agent and the Lenders, that this Agreement provide for the terms and conditions of, and the Notes evidence, upon the effectiveness of this Agreement, the same Indebtedness as was then outstanding under the Original Credit Agreement.

         (b) Each party hereto hereby agrees that (i) effective on the Effective Date, The Retirement Systems of Alabama shall assign to Retirement Systems of Alabama Holdings LLC, and Retirement Systems of Alabama Holdings LLC shall assume from The Retirement Systems of Alabama, (A) all of the right, title and interest of The Retirement Systems of Alabama in and to the Commitments, Loans and Notes issued (if any) under the Original Credit Agreement, (B) all rights, obligations, duties and liabilities of The Retirement Systems of Alabama as Administrative Agent, Syndication Agent, Collateral Agent and a Lender under the Original Credit Agreement, this Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto and (C) all claims, suits, causes of action and any other right of The Retirement Systems of Alabama (in each of its respective capacities as Administrative Agent, Syndication Agent, Collateral Agent and a Lender) against any Person, whether known or unknown, arising under or in connection with the Original Credit Agreement, this Agreement, the other Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations assigned pursuant to clauses (A) and (B) above and (ii) on and after the Effective Date, The Retirement Systems of Alabama shall relinquish and be released from all of its liabilities, duties and obligations under the Original Credit Agreement, this Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                            US AIRWAYS GROUP, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            US AIRWAYS, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            MIDATLANTIC AIRWAYS, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            ALLEGHENY AIRLINES, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            US AIRWAYS LEASING AND SALES, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            MATERIAL SERVICES COMPANY, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            PSA AIRLINES, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________


                            PIEDMONT AIRLINES, INC.



                            By: ______________________________________________
                            Name:_____________________________________________
                            Title:____________________________________________





                            RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC, as Administrative Agent, Syndication Agent, Collateral Agent and Lender


                            By: ______________________________________________
                            Name:    David G. Bronner
                            Its:     Manager









                            Solely for purposes of the agreements set forth in
                            Section 12.19 of this Agreement:




                            THE RETIREMENT SYSTEMS OF ALABAMA, as retiring Administrative Agent, retiring Syndication Agent, retiring Collateral Agent and assigning Lender


                            By: ______________________________________________
                            Name:    David G. Bronner
                            Its:     Manager







                               Table of Contents

                                                                                                              Page

ARTICLE I             DEFINITIONS AND ACCOUNTING TERMS...........................................................3

         1.01     Defined Terms..................................................................................3

         1.02     Other Interpretive Provisions.................................................................40

         1.03     Accounting Terms..............................................................................41

         1.04     Rounding......................................................................................41

         1.05     References to Agreements and Laws.............................................................42

         1.06     Times of Day..................................................................................42

         1.07     Letter of Credit Amounts......................................................................42

ARTICLE II            THE COMMITMENTS AND CREDIT EXTENSIONS.....................................................42

         2.01     The Loans.....................................................................................42

         2.02     Borrowings Conversions and Continuations of Loans.............................................43

         2.03     Letters of Credit.............................................................................44

         2.04     RSA Mandatory Prepayment Events and Lender Mandatory Prepayment Events........................52

         2.05     Prepayments...................................................................................53

         2.06     Termination or Reduction of Commitments.......................................................55

         2.07     Repayment of Loans............................................................................56

         2.08     Interest......................................................................................56

         2.09     Fees..........................................................................................57

         2.10     Computation of Interest and Fees..............................................................57

         2.11     Evidence of Indebtedness......................................................................58

         2.12     Payments Generally............................................................................58

         2.13     Sharing of Payments...........................................................................60

ARTICLE III           TAXES, YIELD PROTECTION AND ILLEGALITY....................................................61

         3.01     Taxes.........................................................................................61

         3.02     Illegality....................................................................................62

         3.03     Inability to Determine Rates..................................................................63

         3.04     Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans........63

         3.05     Funding Losses................................................................................64

         3.06     Matters Applicable to All Requests for Compensation...........................................65

         3.07     Survival......................................................................................65

ARTICLE IV            CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.................................................65

         4.01     Conditions to Closing.........................................................................65

         4.02     Conditions to Milestone Two Achievement Date..................................................66

         4.03     Conditions to Milestone Three Achievement Date................................................67

         4.04     Conditions to Milestone Four Achievement Date.................................................67

         4.05     Conditions to all Credit Extensions...........................................................68

         4.06     Information Requests..........................................................................69

ARTICLE V             REPRESENTATIONS AND WARRANTIES............................................................69

         5.01     Existence, Qualification and Power; Compliance with Laws; "Air Carrier Status"................69

         5.02     Authorization; No Contravention...............................................................70

         5.03     Governmental Authorization; Other Consents....................................................70

         5.04     Binding Effect................................................................................70

         5.05     Financial Statements; No Material Adverse Effect..............................................70

         5.06     Litigation....................................................................................71

         5.07     No Default....................................................................................71

         5.08     Ownership of Property.........................................................................72

         5.09     Environmental Compliance......................................................................72

         5.10     Insurance.....................................................................................73

         5.11     Taxes.........................................................................................73

         5.12     ERISA Compliance..............................................................................73

         5.13     Subsidiaries; Equity Interests................................................................74

         5.14     Margin Regulations; Investment Company Act; Public Utility Holding Company Act................74

         5.15     Disclosure....................................................................................75

         5.16     Compliance with Laws..........................................................................75

         5.17     Intellectual Property Licenses, Etc...........................................................75

         5.18     [Intentionally omitted.]......................................................................76

         5.19     Eligible Borrower.............................................................................76

         5.20     Security/Priority.............................................................................76

         5.21     Entry of the Orders...........................................................................77

         5.22     Slot Utilization..............................................................................77

         5.23     Representations and Warranties as to Collateral...............................................77

ARTICLE VI            AFFIRMATIVE COVENANTS.....................................................................78

         6.01     Financial Statements..........................................................................78

         6.02     Certificates; Other Information...............................................................80

         6.03     Notices.......................................................................................82

         6.04     Payment of Obligations........................................................................83

         6.05     Preservation of Existence, Etc................................................................84

         6.06     Maintenance of Properties.....................................................................84

         6.07     Maintenance of Insurance......................................................................84

         6.08     Compliance with Laws..........................................................................84

         6.09     Books and Records.............................................................................84

         6.10     Inspection Rights.............................................................................84

         6.11     Use of Proceeds...............................................................................85

         6.12     Covenant to Give Security.....................................................................85

         6.13     Compliance with Environmental Laws............................................................85

         6.14     Preparation of Environmental Reports..........................................................85

         6.15     Further Assurances............................................................................86

         6.16     Compliance with Terms of Leaseholds...........................................................86

         6.17     Cash Management System; Controlled Accounts...................................................86

         6.18     [Intentionally omitted].......................................................................87

         6.19     [Intentionally omitted].......................................................................87

         6.20     FAA and DOT Matters; Citizenship..............................................................87

         6.21     Slot Utilization..............................................................................87

         6.22     ATSB Information Requests.....................................................................88

         6.23     Rating........................................................................................88

         6.24     Gate Utilization..............................................................................88

         6.25     Disclosure Statement and Plan of Reorganization...............................................88

         6.26     Covenant for Post-Closing Deliveries..........................................................88

ARTICLE VII           NEGATIVE COVENANTS........................................................................92

         7.01     Liens.........................................................................................92

         7.02     Investments...................................................................................94

         7.03     Indebtedness..................................................................................95

         7.04     Guarantees and Other Liabilities..............................................................96

         7.05     Fundamental Changes...........................................................................96

         7.06     Dispositions..................................................................................97

         7.07     Restricted Payments...........................................................................98

         7.08     Change in Nature of Business..................................................................98

         7.09     Transactions with Affiliates..................................................................98

         7.10     Use of Proceeds...............................................................................99

         7.11     Financial and Performance Covenants...........................................................99
         7.12     Capital Expenditures.........................................................................100

         7.13     Amendments of Organization Documents.........................................................101

         7.14     Changes in Fiscal Year.......................................................................101

         7.15     Prepayments Etc. of Indebtedness.............................................................101

         7.16     Partnerships, Etc............................................................................101

         7.17     Speculative Transactions.....................................................................101

         7.18     Formation of Subsidiaries....................................................................101

         7.19     [Intentionally omitted]......................................................................101

         7.20     Chapter 11 Claims............................................................................101

         7.21     Limitation on Prepayments and Pre-Petition Obligations.......................................101

         7.22     Change in Capital Structure..................................................................102

ARTICLE VIII          EVENTS OF DEFAULT AND REMEDIES...........................................................102

         8.01     Events of Default............................................................................102

         8.02     Remedies upon Event of Default...............................................................106

         8.03     Application of Funds.........................................................................107

ARTICLE IX            ADMINISTRATIVE AGENT AND COLLATERAL AGENT................................................108

         9.01     Appointment and Authorization of Administrative Agent and Collateral Agent...................108

         9.02     Delegation of Duties.........................................................................109

         9.03     Liability of Administrative Agent and Collateral Agent.......................................109

         9.04     Reliance by Administrative Agent and Collateral Agent........................................109

         9.05     Notice of Default............................................................................110

         9.06     Credit Decision; Disclosure of Information by Administrative Agent and Collateral Agent......110

         9.07     Indemnification of Administrative Agent and the Collateral Agent.............................111

         9.08     Administrative Agent and Collateral Agent in its Individual Capacity.........................111

         9.09     Successor Administrative Agent...............................................................112

         9.10     Collateral and Guaranty Matters..............................................................113

         9.11     Other Agents; Arrangers and Managers.........................................................113

ARTICLE X             SECURITY.................................................................................114

         10.01    Grant of Security............................................................................114

         10.02    Further Assurances...........................................................................118

         10.03    Rights of Lenders; Limitations on Lenders' Obligations.......................................119

         10.04    Covenants of the Loan Parties with Respect to Collateral.....................................120

         10.05    Performance by Collateral Agent of the Loan Parties' Obligations.............................124

         10.06    The Collateral Agent's Duties................................................................125

         10.07    Remedies.....................................................................................126

         10.08    Modifications................................................................................127

         10.09    Release; Termination.........................................................................128

ARTICLE XI            SUBSIDIARY GUARANTY......................................................................128

         11.01    Subsidiary Guaranty..........................................................................128

         11.02    Guaranty Absolute............................................................................129

         11.03    Waivers and Acknowledgments..................................................................130

         11.04    Subrogation..................................................................................131

         11.05    Continuing Guarantee; Assignments............................................................132

         11.06    No Reliance..................................................................................132

ARTICLE XII           MISCELLANEOUS............................................................................132

         12.01    Amendments, Etc..............................................................................132

         12.02    Notices and Other Communications; Facsimile Copies...........................................134

         12.03    No Waiver; Cumulative Remedies...............................................................135

         12.04    Attorney Costs, Expenses and Taxes...........................................................136

         12.05    Indemnification by the Borrower..............................................................136

         12.06    Payments Set Aside...........................................................................137

         12.07    Successors and Assigns.......................................................................138

         12.08    Confidentiality..............................................................................141

         12.09    Setoff.......................................................................................142

         12.10    Interest Rate Limitation.....................................................................143

         12.11    Counterparts.................................................................................143

         12.12    Integration..................................................................................143

         12.13    Survival of Representations and Warranties...................................................143

         12.14    Severability.................................................................................144

         12.15    Tax Forms....................................................................................144

         12.16    Governing Law................................................................................145

         12.17    Waiver of Right to Trial by Jury.............................................................146

         12.18    Binding Effect...............................................................................146

         12.19    Documents Evidence the Same Indebtedness; Assignment to Retirement Systems of Alabama
                  Holdings LLC.................................................................................147

SCHEDULES

I                 Initial Pledged Debt
II                Initial Pledged Equity
III               Initial Eligible Collateral Values
2.01              Commitments and Pro Rata Shares
5.03              Certain Authorizations
5.06              Litigation
5.08(b)           Existing Liens on Eligible Collateral
5.08(f)           Existing Slots
5.08(g)           Airport Gate Leaseholds
5.09              Environmental Matters
5.11              Tax Matters
5.13              Subsidiaries and Other Equity Investments
5.17(c)           IP Litigation and Claims Matters
5.17(d)           Third Party Rights under IP Agreements
5.23(x}(1)        UCC Information
5.23(a)(2)        UCC Information Changes
6.02(n)           Slot Periods
12.02             Administrative Agent's Office; Administrative Agent's Disbursement Account,
                  Administrative Agent's Payment Account, Certain Addresses for Notices

EXHIBITS

A        Form of Loan Notice
B-1      Form of Term Note
B-2      Form of Revolving Credit Note
C        Form of Compliance Certificate
D        Form of Assignment and Assumption
E        [Reserved]
F        Form of Mortgage
G        Form of Intellectual Property Security Agreement
G-1      Form of Intellectual Property Agreement Supplement
H-1      Opinion Matters - Counsel to Loan Parties
H-2      Opinion Matters - Opinion of Associate General Counsel of US Airways, Inc.
H-3      Opinion Matters - Form of Opinion for Real Estate
I        Form of Borrowing Base Certificate
J        Form of Bidding Procedures Order
K        Form of Slot Security Agreement
L        Form of Aircraft Mortgage